                                                                     EXHIBIT 2-1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               MESSAGECLICK, INC.,

                            VERSO TECHNOLOGIES, INC.

                                       AND

                         MCLICK ACQUISITION CORPORATION

                             AS OF OCTOBER 31, 2000

================================================================================

                                TABLE OF CONTENTS

                                                                                         PAGE
ARTICLE 1. TERMS OF MERGER                                                                 2
         Section 1.1   Merger........................................................      2
         Section 1.2   Time and Place of Closing.....................................      2
         Section 1.3   Effective Time................................................      2
ARTICLE 2. ARTICLES, BYLAWS, MANAGEMENT                                                    2
         Section 2.1   Certificate of Incorporation..................................      2
         Section 2.2   Bylaws........................................................      2
         Section 2.3   Directors and Officers........................................      2
ARTICLE 3. MANNER OF CONVERTING AND EXCHANGING SHARES                                      3
         Section 3.1   Conversion of Shares..........................................      3
         Section 3.2   Exchange of Shares............................................      4
         Section 3.3   Anti-Dilution Provisions......................................      5
         Section 3.4   Shares Held by TARGET or PURCHASER............................      5
         Section 3.5   Status of TARGET after the Effective Time.....................      6
         Section 3.6   Rights of Former TARGET Stockholders..........................      6
         Section 3.7   Additional and Contingent Merger Consideration................      6
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF TARGET                                        8
         Section 4.1   Organization, Standing and Power..............................      8
         Section 4.2   Authority; No Breach..........................................      8
         Section 4.3   Capital Stock.................................................      9
         Section 4.4   Financial Statements..........................................     10
         Section 4.5   Absence of Undisclosed Liabilities............................     10
         Section 4.6   Absence of Certain Changes of Events..........................     10
         Section 4.7   Tax Matters...................................................     11
         Section 4.8   TARGET Patents, Trademarks and Trade Names....................     11
         Section 4.9   Assets........................................................     12
         Section 4.10  Environmental Matters.........................................     12
         Section 4.11  Compliance with Laws..........................................     14
         Section 4.12  Labor Relations...............................................     14
         Section 4.13  Employee Benefit Plans........................................     14
         Section 4.14  Material Contracts............................................     16
         Section 4.15  Legal Proceedings.............................................     17
         Section 4.16  Reports.......................................................     17
         Section 4.17  Statements True and Correct...................................     17
         Section 4.18  Accounting, Tax and Regulatory Matters........................     17
         Section 4.19  Charter Provisions............................................     18
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER                                    18
         Section 5.1   Organization, Standing and Power..............................     18
         Section 5.2   Authority; No Breach..........................................     18
         Section 5.3   Capital Stock.................................................     19
         Section 5.4   PURCHASER SEC Reports.........................................     19
         Section 5.5   Financial Statements..........................................     20
         Section 5.6   Absence of Undisclosed Liabilities............................     20

         Section 5.7   Absence of Certain Changes or Events..........................     20
         Section 5.8   Tax Matters...................................................     20
         Section 5.9   Intellectual Property.........................................     21
         Section 5.10  Environmental Matters.........................................     21
         Section 5.11  Compliance with Laws..........................................     23
         Section 5.12  Legal Proceedings.............................................     23
         Section 5.13  Reports.......................................................     23
         Section 5.14  Statements True and Correct...................................     24
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF MERGER SUB                                   24
         Section 6.1   Organization, Standing and Power..............................     24
         Section 6.2   Authority; No Breach..........................................     24
ARTICLE 7. CONDUCT OF BUSINESS PENDING CONSUMMATION..................................     25
         Section 7.1   Affirmative Covenants of TARGET...............................     25
         Section 7.2   Negative Covenants of TARGET..................................     25
         Section 7.3   Covenants of PURCHASER........................................     27
         Section 7.4   Adverse Changes in Condition..................................     27
         Section 7.5   Reports.......................................................     27
ARTICLE 8. ADDITIONAL AGREEMENTS                                                          28
         Section 8.1   Stockholder Approval..........................................     28
         Section 8.2   Applications..................................................     28
         Section 8.3   Agreement as to Efforts to Consummate.........................     28
         Section 8.4   Investigation and Confidentiality.............................     28
         Section 8.5   Press Releases................................................     29
         Section 8.6   No Solicitation...............................................     29
         Section 8.7   Operations of TARGET..........................................     31
         Section 8.8   Employee Benefits and Contracts...............................     31
         Section 8.9   Indemnification Against Certain Liabilities...................     32
         Section 8.10  Tax Reporting.................................................     32
         Section 8.11  Cancellation of TARGET Options................................     32
         Section 8.12  Sale of Shares Pursuant to Regulation D.......................     32
         Section 8.13  Nonaccredited Stockholders....................................     32
ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE                              33
         Section 9.1   Conditions to Obligations of Each Party.......................     33
         Section 9.2   Conditions to Obligations of PURCHASER and
                       MERGER SUB....................................................     33
         Section 9.3   Conditions to Obligations of TARGET...........................     35
ARTICLE 10. TERMINATION                                                                   36
         Section 10.1  Termination...................................................     36
         Section 10.2  Effect of Termination.........................................     37
ARTICLE 11. ESCROW AND INDEMNIFICATION                                                    37
         Section 11.1  Escrow Fund...................................................     37
         Section 11.2  Indemnification...............................................     38
         Section 11.3  Escrow Period: Release From Escrow............................     39
         Section 11.4  Claims Upon Escrow Fund.......................................     40
         Section 11.5  Objections to Claims..........................................     40
         Section 11.6  Resolution of Conflicts and Arbitration.......................     41

         Section 11.7  Stockholders' Agent...........................................     41
         Section 11.8  Actions of the Stockholders' Agent............................     42
         Section 11.9  Third-Party Claims............................................     42
ARTICLE 12. MISCELLANEOUS                                                                 43
         Section 12.1  Definitions...................................................     43
         Section 12.2  Expenses......................................................     51
         Section 12.3  Brokers and Finders...........................................     51
         Section 12.4  Entire Agreement..............................................     51
         Section 12.5  Amendments....................................................     51
         Section 12.6  Waivers.......................................................     52
         Section 12.7  Assignment....................................................     52
         Section 12.8  Notices.......................................................     52
         Section 12.9  Governing Law.................................................     53
         Section 12.10 Counterparts..................................................     53
         Section 12.11 Captions......................................................     53
         Section 12.12 Enforcement of Agreement......................................     53
         Section 12.13 Severability..................................................     53
         Section 12.14 Survival......................................................     54

LIST OF EXHIBITS

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------

       1          Certificate of Incorporation of TARGET (ss.2.1).
       2          Form of Warrant (ss.3.1(b)).
       3          Form of Investor Representation Statement (ss.8.12).
       4          Matters as to which O'Sullivan Graev & Karabell, LLP will opine (ss.9.2(d)).
       5          Form of Registration Rights Agreement (ss.9.2(l)).
       6          Matters as to which Rogers & Hardin LLP will opine (ss.9.3(f)).
       7          Form of Escrow Agreement (ss.11.1).

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of October 31, 2000, by and among MESSAGECLICK, INC. ("TARGET"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located at 61 Broadway, New York, New York 10006, VERSO TECHNOLOGIES, INC. ("PURCHASER"), a corporation organized and existing under the laws of the State of Minnesota, with its principal office located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and MCLICK ACQUISITION CORPORATION ("MERGER SUB"), a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Cereus Technology Partners, Inc., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of PURCHASER.

                                    PREAMBLE

         Certain terms used in this Agreement are defined in Section 12.1 hereof.

         The Boards of Directors of TARGET, MERGER SUB and PURCHASER are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the combination of TARGET with MERGER SUB by virtue of the merger of MERGER SUB with and into TARGET, as a result of which the outstanding shares of the capital stock of TARGET (to the extent provided herein) shall be converted into the right to receive the consideration provided for herein, and the stockholders of TARGET shall become stockholders of PURCHASER. The transactions described in this Agreement are subject to the approval of the stockholders of TARGET, and the satisfaction of certain other conditions described in this Agreement.

                  The TARGET'S Certificate of Incorporation, as amended, provides that a "Change of Control Event" (as that term is used therein) shall constitute a liquidation, dissolution or winding up of TARGET for purposes of such Certificate, and the Merger constitutes a "Change of Control Event" within the meaning such Certificate. The aggregate liquidation value of the outstanding shares of TARGET Preferred Stock exceeds the value of the merger consideration to be paid pursuant to Article 3 hereof and, hence, such merger consideration shall be distributed to the holders of such TARGET Preferred Stock in accordance with the terms of such Certificate and the outstanding shares of TARGET Common Stock shall not receive any merger consideration pursuant to Article 3 hereof and shall be cancelled by operation of law upon consummation of the Merger.

         Following the Closing of the Merger, TARGET will be operated as a separate subsidiary of PURCHASER.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1.
                                 TERMS OF MERGER

         SECTION 1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, MERGER SUB shall be merged with and into TARGET in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). TARGET shall be the Surviving Corporation resulting from the Merger and a second-tier wholly-owned subsidiary of PURCHASER. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET, MERGER SUB and PURCHASER.

         SECTION 1.2 TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the offices of TARGET, or such other place as may be mutually agreed upon by the Parties.

         SECTION 1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur (a) within three (3) business days of the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of TARGET approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party.

                                   ARTICLE 2.
                          ARTICLES, BYLAWS, MANAGEMENT

         SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of TARGET in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed. A copy of the Certificate of Incorporation of TARGET is attached as Exhibit 1 to this Agreement.

         SECTION 2.2 BYLAWS. The Bylaws of TARGET in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         SECTION 2.3 DIRECTORS AND OFFICERS. The following director of MERGER SUB in office immediately prior to the Effective Time shall serve as the director of the Surviving

Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation:

         Juliet M. Reising          400 Galleria Parkway, Suite 300
                                    Atlanta, Georgia 30339

         The following officers of MERGER SUB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of TARGET:

         James M. Logsdon           President

         Juliet M. Reising          Vice President, Secretary and Treasurer

         Peter Pamplin              Assistant Secretary and Assistant Treasurer

                                   ARTICLE 3.
                   MANNER OF CONVERTING AND EXCHANGING SHARES

         SECTION 3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of PURCHASER, MERGER SUB and TARGET shall be converted as follows:

         (a) Each share of the common stock, par value $.01 per share, of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted solely into 100 fully paid and non-assessable shares of the Surviving Corporation.

         (b) Subject to the remaining provisions of this Section 3.1, each share of TARGET Preferred Stock (including any shares currently subject to options or warrants which are exercised prior to the Effective Time, if any) outstanding immediately prior to the Effective Time, other than shares with respect to which statutory dissenters' rights have been perfected (the "Dissenting Shares") and shares held by TARGET or by PURCHASER or any of the PURCHASER Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Outstanding TARGET Shares"), shall automatically be converted at the Effective Time into the right to receive cash and whole shares of PURCHASER Common Stock, plus cash in lieu of fractional shares pursuant to Section 3.1(c) below, if applicable, as follows: each holder of a certificate or certificates theretofore representing Outstanding TARGET Shares immediately prior to the Effective Time shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor (A) such holder's Pro-Rata Share of (1) the Merger Price payable in shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) an amount equal to such holder's Pro-Rata Share of the Merger Price, by (y) the Average Stock Price (the "Stock Consideration"); and (2) the Cash Pool (the "Cash Consideration"); and (B) a Warrant in substantially the form of Exhibit 2 hereto to purchase that number of whole shares of PURCHASER Common Stock (rounded down to the nearest whole share) equal to such holder's Pro-Rata Share of the Warrant Shares.

         (c) Notwithstanding any other provision of this Agreement, each holder of shares of TARGET Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PURCHASER Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PURCHASER Common Stock multiplied by the Average Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         (d) Except as contemplated in Section 3.1 hereof, each share of the TARGET Capital Stock that is not an Outstanding TARGET Share, including, without limitation, all of the outstanding shares of TARGET Common Stock, as of the Effective Time shall be cancelled without consideration therefor, and all options and warrants to purchase shares of TARGET Capital Stock (collectively, "TARGET Options") shall be cancelled to the extent that the holders of such TARGET Options shall have entered into the written agreements referred to in
Section 8.11 hereof.

         (e) Outstanding TARGET Shares held by TARGET stockholders who, prior to the Effective Time, have met the requirements of Section 262 of the DGCL with respect to stockholders dissenting from the Merger shall not be converted in the Merger, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting stockholders under the DGCL; provided, however, that if any such stockholder fails to perfect his or her rights as a dissenting stockholder with respect to his or her Outstanding TARGET Shares in accordance with the DGCL, such shares held by such stockholder shall, upon the happening of that event, be treated the same as all other holders of TARGET Preferred Stock who have not dissented as to the Merger.

         (f) Notwithstanding anything herein to the contrary, 248,139 shares of PURCHASER Common Stock comprising the Stock Consideration (the "Escrow Shares") shall be issued in the name of the Escrow Agent as nominee for the holders of certificates representing Outstanding TARGET Shares. The Escrow Shares shall be beneficially owned by such holders based on each such holder's Pro-Rata Share thereof, and the Escrow Shares shall be held in escrow and shall be available to compensate PURCHASER for certain damages as provided in Article
11. To the extent not used for such purposes, the Escrow Shares shall be released, all as provided in Article 11 hereof.

         SECTION 3.2       EXCHANGE OF SHARES.

         (a) From and after the Effective Time, upon exchange of a certificate or certificates which immediately prior thereto represents outstanding shares of TARGET Preferred Stock, a TARGET stockholder shall be entitled to receive, upon surrender to PURCHASER of such certificate or certificates duly endorsed in blank, (i) one or more certificates as requested by such stockholder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of PURCHASER Common Stock representing the Stock Consideration to which such stockholder shall have become entitled pursuant to the provisions of subsection 3.1(b) hereof, and (ii) a check representing the aggregate Cash Consideration to which such stockholder shall have become entitled pursuant to subsections 3.1(b) hereof and the cash payable to such stockholder pursuant to Section 3.1(c) hereof, and all of the certificate or certificates for such TARGET Capital Stock so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of any certificate. No portion of the consideration to be received pursuant to Section 3.1 hereof upon exchange of a certificate (whether a certificate representing shares of PURCHASER Common Stock or by check representing any cash payable hereunder) may be issued or paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered. From the Effective Time until surrender in accordance with the provisions of this Section 3.2, each certificate shall represent for all purposes only the right to receive the consideration provided in Section 3.1 hereof. All payments in respect of shares of TARGET Preferred Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

         (b) In the case of any lost, mislaid, stolen or destroyed certificate, the TARGET stockholder may be required, as a condition precedent to delivery to the stockholder of the consideration described in Section 3.1 hereof, to deliver to PURCHASER a reasonably satisfactory indemnity agreement as PURCHASER may direct as indemnity against any claim that may be made against PURCHASER or the Surviving Corporation with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of TARGET Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing the TARGET Capital Stock are presented to the Surviving Corporation or PURCHASER for transfer, they shall be canceled and exchanged for the consideration (if any) described in Section 3.1 hereof.

         (d) Any shares of PURCHASER Common Stock or cash due former stockholders of TARGET pursuant to Section 3.1 hereof that remains unclaimed by such former stockholders for six months after the Effective Time shall be held by PURCHASER, and any former holder of TARGET Capital Stock who has not theretofore complied with Sections 3.2 (a) and (b) hereof shall thereafter look only to PURCHASER for issuance of the number of shares of PURCHASER Common Stock, cash and other consideration to which such holder has become entitled pursuant to the provisions of Section 3.1 hereof; provided, however, that neither PURCHASER nor any party hereto shall be liable to a former holder of shares of TARGET Preferred Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.3 ANTI-DILUTION PROVISIONS. In the event TARGET or PURCHASER changes the number of shares of TARGET Capital Stock or PURCHASER Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the consideration payable pursuant to this Article 3 shall be equitably adjusted.

         SECTION 3.4 SHARES HELD BY TARGET OR PURCHASER. Except as contemplated in Section 3.1(b) hereof, each of the shares of TARGET Capital Stock held by

TARGET or PURCHASER or any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         SECTION 3.5 STATUS OF TARGET AFTER THE EFFECTIVE TIME. After consummation of the Merger, TARGET shall be a separate subsidiary of PURCHASER.

         SECTION 3.6 RIGHTS OF FORMER TARGET STOCKHOLDERS. To the extent permitted by Law, former stockholders of record of TARGET shall be entitled to vote after the Effective Time at any meeting of PURCHASER stockholders the number of whole shares of PURCHASER Common Stock into which their respective shares of TARGET Preferred Stock may have been converted, regardless of whether such holders have exchanged their certificate or certificates for TARGET Preferred Stock for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to the former holder of TARGET Preferred Stock until such holder surrenders such holder's certificate or certificate which formerly represented such shares of TARGET Preferred Stock for exchange as provided in
Section 3.2 hereof this Agreement. However, upon surrender thereof, both the PURCHASER Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered Cash Consideration and cash to be paid for fractional share interests (all without interest) shall be delivered and paid with respect to each share represented by such certificate.

         SECTION 3.7 ADDITIONAL AND CONTINGENT MERGER CONSIDERATION. In addition to the consideration payable to the holders of the Outstanding TARGET Shares in accordance with Section 3.1(b) hereof, the holders of the Outstanding TARGET Shares shall be entitled to the following consideration by virtue of the Merger in accordance with the following terms and conditions:

         (a) If the Strategic Investor Agreement has not been executed on or before the Effective Time, then upon the execution of the Strategic Investor Agreement, provided that it has been executed by no later than December 31, 2000, each holder of a certificate or certificates representing Outstanding TARGET Shares immediately prior to the Effective Time shall be entitled to receive such holder's Pro-Rata Share of the Additional Consideration payable in shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) an amount equal to such holder's Pro-Rata Share of the Additional Consideration, by (y) the Average Stock Price. PURCHASER shall cause the certificates for the PURCHASER Common Stock to be issued pursuant to this Section 3.7(a) to be issued within five (5) business days of the execution of the Strategic Investor Agreement.

         (b) If the total revenues attributable to the TARGET Business determined in accordance with GAAP (the "TARGET Revenues") equal or exceed $5,000,000 for the calendar year ending December 31, 2001, then each holder of a certificate or certificates representing

Outstanding TARGET Shares immediately prior to the Effective Time shall be entitled to receive as of the Contingent Consideration Date Payment Date such holder's Pro-Rata Share of the Contingent Consideration payable in shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) an amount equal to such holder's Pro-Rata Share of the Contingent Consideration, by (y) the Contingent Consideration Average Stock Price. PURCHASER will determine whether to pay the Contingent Consideration based upon the books and records of the TARGET Business as soon as practicable after December 31, 2001, and PURCHASER will promptly deliver to the holders of the Outstanding TARGET Shares immediately prior to the Effective Time a letter setting out in reasonable detail the computations made and expressing its opinion that the conditions for the payment of the Contingent Consideration have been satisfied in accordance with the requirements hereof. The computations set forth in such letter from PURCHASER will be final and binding on all parties unless the holders of a majority of the Outstanding TARGET Shares (determined on as-converted basis) immediately prior to the Effective Time shall have notified PURCHASER in writing within thirty (30) days after receipt of such letter that they disagree with such computations. In such event, if the parties cannot agree on the computations within thirty (30) days after their receipt of such letter, then the independent public accountants then auditing PURCHASER's financial statements will make such computations as soon thereafter as practicable. Such independent public accountants will deliver to the parties within thirty (30) days a letter setting forth their computations with respect to the payment of the Contingent Consideration and expressing their opinion that their computations have been accurately made in accordance with the requirements hereof. If either party hereto shall notify the other within fifteen (15) days after receipt of such letter that it disputes any matter with respect to such accountants' computations, then any such matters (the "Disputed Matters") shall be submitted to arbitration in New York, New York within fifteen (15) days after such notice unless the parties agree in writing to extend such fifteen (15) day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms which is on the date hereof among the five largest such firms (the "Big Five accounting firms") mutually agreed to by the PURCHASER and such TARGET stockholders. Any reference herein to the Big Five accounting firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within ten (10) days following the expiration of the fifteen (15) day period referred to above or any extension thereof PURCHASER and such TARGET stockholders shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any one of the Big Five accounting firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by PURCHASER or any Affiliate thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The cost of any such computations by the independent public accountants will be paid by the holders of the Outstanding TARGET Shares immediately prior to the Effective Time by reducing the amount of the Contingent Consideration if their computations result in the total TARGET Revenues being the same as or less than that set forth in the letter from PURCHASER, or by PURCHASER if such computations result in the TARGET Revenues being greater than that set forth in such letter. The costs and expenses of the Arbitration shall be shared equally by PURCHASER and such TARGET stockholders (by reducing the Contingent Consideration otherwise payable to such TARGET stockholders by such amount). PURCHASER shall cause the certificates for the PURCHASER Common Stock to be issued pursuant to this Section 3.7(b) to be issued within five (5) business days of the Contingent Consideration Payment Date.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF TARGET

         With such exceptions, if any, as may be set forth in a letter (the "TARGET Disclosure Letter") to be delivered by TARGET to PURCHASER on the date hereof, TARGET hereby represents and warrants to PURCHASER as follows:

         SECTION 4.1 ORGANIZATION, STANDING AND POWER. TARGET is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation. Each TARGET Subsidiary has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each TARGET Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.2       AUTHORITY; NO BREACH.

         (a) TARGET has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET, subject to the approval of this Agreement by the holders of a majority of the outstanding TARGET Capital Stock (determined on an as-converted basis). Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of TARGET, enforceable against TARGET in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by TARGET, nor the consummation by TARGET of the transactions contemplated hereby, nor compliance by TARGET with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TARGET's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of TARGET under, any Contract or Permit of TARGET, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to TARGET or any of its Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement.

         SECTION 4.3       CAPITAL STOCK.

         (a) The authorized capital stock of TARGET consists of (i) 17,000,000 shares of TARGET Common Stock, of which 3,084,680 shares are issued and outstanding as of the date of this Agreement; (ii) 12,000,000 shares of TARGET Preferred Stock, of which (a) 2,516,728 shares designated as Series A Preferred Stock are issued and outstanding as of the date of this Agreement, (b) 262,346 shares designated as Series B Preferred Stock are issued and outstanding as of the date of this Agreement, (c) 2,469,135 shares designated as Series C Preferred Stock are issued and outstanding as of the date of this Agreement, (d) 694,445 shares designated as Series D Preferred Stock are issued and outstanding as of the date of this Agreement, and (e) 2,833,333 shares designated as Series E Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of TARGET are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of TARGET has been issued in violation of any preemptive rights of the current or past stockholders of TARGET. The TARGET Disclosure Letter sets forth the aggregate liquidation preference of the TARGET Preferred Stock.

         (b) Except as set forth in Section 4.3(a) above and in the TARGET Disclosure Letter, there are no shares of capital stock or other equity securities of TARGET outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings, or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         (c) The TARGET Disclosure Letter sets forth a true, correct and complete list of all shares of capital stock or other ownership interests authorized, issued and outstanding of each TARGET Subsidiary. The outstanding shares of capital stock or other ownership interests of each TARGET Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, are owned either directly or indirectly by TARGET and are free and clear of all Liens. Except as set forth in the TARGET Disclosure Letter, there are no shares of capital stock or other equity securities of any TARGET Subsidiary outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any TARGET Subsidiary or contracts, commitments, understandings, or arrangements by which any TARGET Subsidiary is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         SECTION 4.4 FINANCIAL STATEMENTS. TARGET has previously delivered to PURCHASER copies of all TARGET Financial Statements for periods ended prior to the date hereof and will deliver to PURCHASER copies of all TARGET Financial Statements prepared subsequent to the date hereof. The TARGET Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of TARGET, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly in all material respects the financial position of TARGET as of the dates indicated and the results of operations, changes in stockholders' equity, and cash flows of TARGET for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material and the absence of notes and schedules).

         SECTION 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the TARGET Disclosure Letter, no TARGET Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the balance sheets of TARGET as of December 31, 1999 and September 30, 2000 included in the TARGET Financial Statements or reflected in the notes thereto. Except as set forth in the TARGET Disclosure Letter, no TARGET Company has incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.6 ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as set forth in the TARGET Disclosure Letter, since September 30, 2000, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and (b) the TARGET Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TARGET provided in
Article 7 of this Agreement.

         SECTION 4.7       TAX MATTERS.

         (a) All Tax returns required to be filed by or on behalf of any of the TARGET Companies have been duly filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on TARGET, and all returns filed are complete and accurate to the Knowledge of TARGET. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on TARGET, except as reserved against in the TARGET Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the TARGET Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any TARGET Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (c) Adequate provision for any Taxes due or to become due for the TARGET Companies for the period or periods through and including the date of the respective TARGET Financial Statements has been made and is reflected on such TARGET Financial Statements.

         (d) Deferred Taxes of the TARGET Companies have been provided for in accordance with GAAP.

         (e) The TARGET Companies are in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.8 TARGET PATENTS, TRADEMARKS AND TRADE NAMES. The TARGET Disclosure Letter sets forth a true and complete list of: (a) all material patents, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all material copyright registrations owned by any TARGET Company (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights and all technology and processes used by any TARGET Company in its business which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property" and, together with the Proprietary Intellectual

Property, herein referred to as "Intellectual Property"). A true and complete list of all such licenses with respect to Licensed Intellectual Property is set forth in the TARGET Disclosure Letter. Each of the material federal, state and foreign registrations pertaining to the Proprietary Intellectual Property is valid and in full force and effect. All material required filings in association with such registrations have been properly made and all required fees have been paid. The TARGET Companies own, or have the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a Material Adverse Effect on TARGET. No claims are pending against any TARGET Company by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and, to the Knowledge of TARGET, the current use by any of the TARGET Companies of the Intellectual Property does not infringe on the rights of any third party. The TARGET Disclosure Letter sets forth a list of all jurisdictions in which any TARGET Company is operating under a trade name, and each jurisdiction in which any such trade name is registered.

         SECTION 4.9 ASSETS. Except as set forth in the TARGET Disclosure Letter or as disclosed or reserved against in the TARGET Financial Statements, each TARGET Company has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the businesses of the TARGET Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such TARGET Company's past practices. All Assets which are material to the business of the TARGET Companies, held under leases or subleases by any TARGET Company are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or business of the TARGET Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which TARGET is a named insured are reasonably sufficient. The Assets of the TARGET Companies include all assets required to operate the business of the TARGET Companies as presently conducted.

         SECTION 4.10 ENVIRONMENTAL MATTERS. Except as set forth in the TARGET Disclosure Letter:

         (a) Each TARGET Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (b) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or authority or other forum in which any TARGET Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any TARGET Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (c) There is no Litigation pending which TARGET has received proper notice or service thereof or, to the Knowledge of TARGET, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any TARGET Company in respect of such Loan Property) has been or, with respect to threatened litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (d) To the Knowledge of TARGET, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) of this Section 4.10, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (e) During the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or
(iii) any TARGET Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of TARGET, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (f) Prior to the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or
(iii) any TARGET Company's holding of a security interest in a Loan Property, to the Knowledge of any TARGET Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.11      COMPLIANCE WITH LAWS.

         (a) Each TARGET Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (b)      Except as set forth in the TARGET Disclosure Letter, no TARGET
Company:

                  (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and

                  (ii) to its Knowledge, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any TARGET Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (C) requiring any TARGET Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         SECTION 4.12 LABOR RELATIONS. No TARGET Company is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any TARGET Company, pending or, to the Knowledge of any TARGET Company, threatened, nor to the Knowledge of any TARGET Company, is there any activity involving any TARGET Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         SECTION 4.13      EMPLOYEE BENEFIT PLANS.

         (a) TARGET has set forth in the TARGET Disclosure Letter, and delivered or made available to PURCHASER, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TARGET or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "TARGET Benefit Plans"). Any of the TARGET Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TARGET ERISA Plan." Each TARGET ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "TARGET Pension Plan." No TARGET Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

         (b) All TARGET Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and TARGET is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of TARGET, TARGET has not engaged in a transaction with respect to any TARGET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject TARGET to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (c) No TARGET ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any TARGET Pension Plan, (ii) no change in the actuarial assumptions with respect to any TARGET Pension Plan, and (iii) no increase in benefits under any TARGET Pension Plan as a result of plan amendments or changes in applicable law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET or materially adversely affect the funding status of any such plan. Neither any TARGET Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by TARGET, or the single-employer plan of any entity which is considered one employer with TARGET under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on TARGET. TARGET has not provided, and is not required to provide, security to a TARGET Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (d) Within the six-year period preceding the Effective Time, to TARGET's Knowledge, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any TARGET Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on TARGET. Except as set forth in the

TARGET Disclosure Letter, no TARGET Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title TV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on TARGET. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any TARGET Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (e) No TARGET Company has any obligations for retiree health and life benefits under any of the TARGET Benefit Plans and there are no restrictions on the rights of TARGET to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on TARGET.

         (f) Except as set forth in the TARGET Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any TARGET Company from any TARGET Company under any TARGET Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TARGET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the TARGET Companies and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the TARGET Financial Statements to the extent required by and in accordance with GAAP.

         SECTION 4.14 MATERIAL CONTRACTS. Except as set forth in the TARGET Disclosure Letter or otherwise reflected in the TARGET Financial Statements, no TARGET Company, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, and (b) any Contract relating to the borrowing of money by any TARGET Company or the guarantee by any TARGET Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 4.9 and 4.13(a) of this Agreement, the "TARGET Contracts"). No TARGET Company is in Default under any TARGET Contract, except for such defaults as would not have a Material Adverse Effect on TARGET. All of the indebtedness of any TARGET Company for money borrowed is prepayable at any time by such TARGET Company without penalty or premium.

         SECTION 4.15 LEGAL PROCEEDINGS. Except as set forth in the TARGET Disclosure Letter, there is no Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against TARGET, or against any Asset, interest, or right of any TARGET Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any TARGET Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.16 REPORTS. Except as set forth in the TARGET Disclosure Letter, since January 1, 1998, each TARGET Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities, except for such reports, the failure of which to file would not have a Material Adverse Effect on TARGET. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.17 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by TARGET or any Affiliate thereof to PURCHASER pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TARGET or any Affiliate thereof for inclusion in any documents to be filed by TARGET or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that TARGET or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         SECTION 4.18 ACCOUNTING, TAX AND REGULATORY MATTERS. Except as set forth in the TARGET Disclosure Letter, neither TARGET nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the referred to in the second sentence of such Section. To the Knowledge of TARGET, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

         SECTION 4.19 CHARTER PROVISIONS. TARGET has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of TARGET or restrict or impair the ability of PURCHASER to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of TARGET that may be acquired or controlled by it.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         With such exceptions, if any, as may be set forth in a letter (the "PURCHASER Disclosure Letter") to be delivered by PURCHASER to TARGET on the date hereof or as set forth in PURCHASER's SEC Documents, PURCHASER hereby represents and warrants to TARGET as follows:

         SECTION 5.1 ORGANIZATION, STANDING AND POWER. PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.2       AUTHORITY; NO BREACH.

         (a) PURCHASER has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. This Agreement represents a legal, valid, and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby, nor compliance by PURCHASER with any of the provisions hereof will (i) conflict with or result in a breach of any provision of PURCHASER's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER

Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated in this Agreement.

         SECTION 5.3       CAPITAL STOCK.

         (a) The authorized capital stock of PURCHASER consists of (i) 100,000,000 shares of PURCHASER Common Stock, of which 48,201,753 shares were issued and outstanding as of October 24, 2000 and (ii) 1,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MBCA. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Capital Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of PURCHASER.

         (b) Except as set forth in Section 5.3(a) of this Agreement, or as set forth in the PURCHASER Disclosure Letter or in PURCHASER's sec Documents, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings, or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         SECTION 5.4 PURCHASER SEC REPORTS. PURCHASER has heretofore made available to TARGET its SEC Documents. As of the date thereof, PURCHASER's SEC Documents were prepared in all material respects in accordance with the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PURCHASER has timely filed all SEC Documents required to be filed by it pursuant to the 1933 Act and the 1934 Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

         SECTION 5.5 FINANCIAL STATEMENTS. The PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PURCHASER Companies, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material and the absence of notes and schedules).

         SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the PURCHASER Financial Statements or reflected in the notes thereto. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since June 30, 2000, except as disclosed in SEC Documents filed by PURCHASER prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and (b) the PURCHASER Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PURCHASER provided in Article 7 of this Agreement.

         SECTION 5.8       TAX MATTERS.

         (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any

Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (c) Adequate provision for any Taxes due or to become due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements.

         (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.

         SECTION 5.9 INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (i) PURCHASER and the PURCHASER Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of PURCHASER and the PURCHASER Subsidiaries as currently conducted (collectively, the "PURCHASER IP"), free and clear of all liens other than those in favor of PNC Bank, National Association ("PNC"), and (ii) PURCHASER is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. The licenses associated with the PURCHASER IP are valid and binding obligations of PURCHASER, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. The conduct of the respective businesses of PURCHASER and the PURCHASER Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. To the Knowledge of PURCHASER, there are no infringements of any proprietary rights owned by or licensed by or to PURCHASER or any PURCHASER Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.10 ENVIRONMENTAL MATTERS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents:

         (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (b) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (c) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (d) To the Knowledge of PURCHASER, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (e) During the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, or to the Knowledge of PURCHASER, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (f) Prior to the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, to the Knowledge of PURCHASER, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.11      COMPLIANCE WITH LAWS.

         (a) Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (b) Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company:

                  (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or

                  (ii) to its Knowledge, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any PURCHASER Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (C) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         SECTION 5.12 LEGAL PROCEEDINGS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, there is no Litigation instituted or pending or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against PURCHASER, or against any asset, interest, or right of PURCHASER, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PURCHASER, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.13 REPORTS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since January 1, 1998, each PURCHASER Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.14 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in any documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                   ARTICLE 6.
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         MERGER SUB hereby represents and warrants to TARGET as follows:

         SECTION 6.1 ORGANIZATION, STANDING AND POWER. MERGER SUB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. MERGER SUB has the corporate power and authority to carry on its duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdiction where the character of its assets or the nature of conduct of its business required it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB.

         SECTION 6.2       AUTHORITY; NO BREACH.

         (a) MERGER SUB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MERGER SUB. This Agreement represents a legal, valid, and binding obligation of MERGER SUB, enforceable against MERGER SUB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by MERGER SUB, nor the consummation by MERGER SUB of the transactions contemplated hereby, nor compliance by MERGER SUB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of MERGER SUB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of MERGER SUB under, any Contract or Permit of MERGER SUB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to MERGER SUB or any of its Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by MERGER SUB of the Merger and the other transactions contemplated in this Agreement.

                                   ARTICLE 7.
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         SECTION 7.1 AFFIRMATIVE COVENANTS OF TARGET. Unless the prior written consent of PURCHASER and MERGER SUB shall have been obtained, and except as otherwise contemplated herein, TARGET shall: (a) operate its business in the usual, regular, and ordinary course (taking into account TARGET's operating and financial condition); (b) preserve intact its business organization and Assets and maintain its rights and franchises (taking into account TARGET's operating and financial condition); (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of
Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

         SECTION 7.2 NEGATIVE COVENANTS OF TARGET. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, TARGET covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer or chief financial officer of PURCHASER, which consent shall not be unreasonably withheld, conditioned or delayed:

         (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of TARGET; or

         (b) incur any additional debt obligation or other obligation for borrowed money other than pursuant to existing lines of credit, trade debt and bridge financing or additional bridge financing not in excess of an aggregate of $500,000, except in the ordinary course of the business of TARGET consistent with past practices, or impose, or suffer the imposition, on any share of stock held by TARGET of any Lien or permit any such Lien to exist, except with regard to Liens on the stock of TARGET set forth in the TARGET Disclosure Letter; or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of TARGET, or declare or pay any dividend or make any other distribution in respect of TARGET's capital stock; or

         (d) except for this Agreement, or pursuant to the exercise of stock options and warrants or conversions of TARGET Preferred Stock outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereto, or as set forth in the TARGET Disclosure Letter, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of TARGET Common Stock or any other capital stock of TARGET, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

         (e) adjust, split, combine or reclassify any capital stock of TARGET or issue or authorize the issuance of any other securities in respect of or in substitution for shares of TARGET Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of TARGET or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) grant any increase in compensation or benefits to the employees or officers of TARGET (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice set forth in the TARGET Disclosure Letter or as required by Law; pay any bonus except in accordance with past practice set forth in the TARGET Disclosure Letter or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of TARGET; grant any increase in fees or other increases in compensation or other benefits to directors of TARGET except in accordance with past practice as described in the TARGET Disclosure Letter; or

         (g)      except with regard to the employment agreements referenced in
Section 7.2(g) of the TARGET Disclosure Schedule, enter into or amend any employment Contract between TARGET and any Person (unless such amendment is required by Law) that TARGET does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (h) other than as set forth in the TARGET Disclosure Letter, adopt any new employee benefit plan of TARGET or make any material change in or to any existing employee benefit plans of TARGET other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (i) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

         (j) other than as set forth in the TARGET Disclosure Letter, commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of TARGET for money damages in excess of $25,000 or which involves material restrictions upon the operations of TARGET; or

         (k) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

         (l) other than as set forth in the TARGET Disclosure Letter, make, or commit itself to make, any capital expenditures in excess of $10,000.

         SECTION 7.3 COVENANTS OF PURCHASER. Unless the prior written consent of TARGET shall have been obtained, and except as otherwise contemplated herein, PURCHASER shall: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of
Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

         SECTION 7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.

         SECTION 7.5 REPORTS. Each Party shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8.
                              ADDITIONAL AGREEMENTS

         SECTION 8.1 STOCKHOLDER APPROVAL. TARGET shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to obtain the written consent of the TARGET stockholders approving the Merger as soon as practicable. TARGET shall use its reasonable best efforts to solicit from TARGET stockholders written consents in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. PURCHASER agrees to cause any PURCHASER Company that holds any shares of TARGET Capital Stock to vote such shares in favor of, or otherwise consent to, the Merger.

         SECTION 8.2 APPLICATIONS. PURCHASER shall promptly prepare and file, and TARGET shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. As soon as practicable after delivery thereof to or receipt thereof from the appropriate Regulatory Authorities, PURCHASER shall deliver or cause to be delivered to TARGET two (2) copies of (a) each application or notice filed with such Regulatory Authorities in connection with the Merger, (b) all correspondence between such Regulatory Authorities and PURCHASER in connection with the Merger, and (c) any responses to any requests for additional information delivered by PURCHASER to such Regulatory Authorities in connection with the Merger.

         SECTION 8.3 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         SECTION 8.4       INVESTIGATION AND CONFIDENTIALITY.

         (a) Between the date of this Agreement and the Effective Time, TARGET will provide PURCHASER and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of TARGET's premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its respective officers and employees to furnish to PURCHASER and its authorized representatives any and all financial, technical and operating data and other information pertaining to TARGET's business, as PURCHASER shall from time to time reasonably request. Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger.

         (b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its reasonable best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its business, operations, and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         SECTION 8.5 PRESS RELEASES. Prior to the Effective Time, TARGET and PURCHASER shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.5 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         SECTION 8.6       NO SOLICITATION.

         (a) TARGET shall not, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, TARGET to, (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, if in the opinion of its Board of Directors, after consultation with counsel, such failure to act would violate its fiduciary duties under applicable law, TARGET may, in response to an unsolicited takeover proposal, and subject to compliance with subparagraph (c) below, (A) furnish information with respect to TARGET to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of TARGET or any investment banker, attorney or other advisor or representative of TARGET, whether or not such person is purporting to act on behalf of TARGET or otherwise, shall be deemed to be a breach of this
Section 8.6 by TARGET. For purposes of this Agreement, "takeover proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of TARGET (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of TARGET or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of TARGET, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving TARGET other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to PURCHASER of the transactions contemplated hereby.

         (b) Except as set forth herein, neither the Board of Directors of TARGET nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PURCHASER, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to do so would violate its fiduciary duties under applicable law, then, prior to the approval of the Merger by the TARGET stockholders, the TARGET Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following PURCHASER's receipt of written notice (a "Notice of Superior Proposal") advising PURCHASER that the TARGET Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided that TARGET shall not enter into an agreement with respect to a superior proposal unless TARGET shall have furnished PURCHASER with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. In addition, if TARGET proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to PURCHASER the Expenses (to the extent provided by Section 12.2(b)) and the Termination Fee. For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of TARGET Capital Stock then outstanding or all or substantially all of the assets of TARGET and otherwise on terms which the TARGET Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger.

         (c) In addition to the obligations of TARGET set forth in subsection (b) above, TARGET shall immediately advise PURCHASER orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. TARGET shall keep PURCHASER fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

         (d) Nothing contained in this Section 8.6 shall prohibit TARGET from making any disclosure to TARGET's stockholders if, in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to so disclose would violate its fiduciary duties under applicable law; provided that TARGET does not, except as permitted by Section 6.6(b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

         SECTION 8.7 OPERATIONS OF TARGET. Until the Contingent Consideration Payment Date, the PURCHASER shall, with respect to the TARGET
Business:

         (a) maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP and to permit the determination of TARGET Revenues;

         (b) not sell or otherwise dispose of any material portion of the Assets of the TARGET Business as of the Effective Time;

         (c) not enter into any transaction or agreement with any PURCHASER Company or any of their respective Affiliates other than in the ordinary course of business and on terms no less favorable than could be obtained in an arm's length transaction with a Person who is not a PURCHASER Company or any of their respective Affiliates; and

         (d) use its reasonable best efforts to operate the TARGET Business in a manner to maximize the likelihood of the payment of the Contingent Consideration pursuant to Section 3.7(b) of this Agreement.

         SECTION 8.8 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, PURCHASER shall provide generally to officers and employees of TARGET employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, (i) the service of the employees of TARGET prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans, and (ii) all deductible amounts paid by the employees of TARGET through the Closing Date under the TARGET Benefit Plans shall be credited to such employees for the current plan year under PURCHASER's employee benefits plans after the Closing Date. PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts set forth in the TARGET Disclosure Letter between TARGET and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.

         SECTION 8.9 INDEMNIFICATION AGAINST CERTAIN LIABILITIES. PURCHASER agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of TARGET as provided in its Certificate of Incorporation and Bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than four (4) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         SECTION 8.10 TAX REPORTING. The Parties agree to report the Merger as a taxable sale of stock of TARGET and not as a tax free "reorganization" unless otherwise required to do so pursuant to a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code.

         SECTION 8.11 CANCELLATION OF TARGET OPTIONS. TARGET agrees to use its reasonable best efforts to obtain, prior to the Effective Time, a binding written agreement, acceptable to PURCHASER, from each holder of TARGET Options listed in the TARGET Disclosure Letter whereby such holder agrees that if such TARGET Option(s) held by such holder have not been exercised prior to the Effective Time, then such TARGET Options shall not be exercised on or after the Effective Time and shall be cancelled as of Effective Time without any further action.

         SECTION 8.12 SALE OF SHARES PURSUANT TO REGULATION D. The parties hereto acknowledge and agree that the shares of PURCHASER Common Stock issuable to the TARGET shareholders pursuant to Article 3 hereof, shall constitute "restricted securities" within the 1933 Act. The certificates of PURCHASER Common Stock shall bear a legend to such effect. It is acknowledged and understood that PURCHASER is relying on certain written representations made by each TARGET stockholder. TARGET will use its reasonable best efforts to cause each TARGET stockholder to execute and deliver to PURCHASER an Investor Representation Statement in substantially the form of Exhibit 3 hereto.

         SECTION 8.13 NONACCREDITED STOCKHOLDERS. Prior to the Closing, TARGET shall not take any action, including the granting of any TARGET Options, that would cause the number of TARGET stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the 1933 Act to increase to more than 35 during the term of this Agreement.

                                   ARTICLE 9.
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         SECTION 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Sections 12.6(a) and 12.6(b) of this Agreement:

         (a) All corporate action necessary by TARGET to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

         (b) All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be materially adverse unless it materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

         (c) Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.3 of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

         (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (e) All necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PURCHASER Common Stock issuable pursuant to the Merger shall have been received.

         SECTION 9.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB. The obligations of PURCHASER and MERGER SUB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PURCHASER and MERGER SUB pursuant to Section 12.6(a) of this Agreement:

         (a) The representations and warranties of TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (b) Each and all of the agreements and covenants of TARGET to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) TARGET shall have delivered to PURCHASER (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied in all material respects, and (ii) certified copies of resolutions duly adopted by TARGET's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PURCHASER and its counsel shall reasonably request.

         (d) TARGET shall have delivered to PURCHASER an opinion of O'Sullivan Graev & Karabell, LLP, counsel to TARGET, dated as of the Closing, in substantially the form of Exhibit 4 hereto.

         (e) TARGET shall have amended its Certificate of Incorporation to provide that the Merger shall not result in the automatic conversion of the TARGET Preferred Stock.

         (f) Each of the officers and directors of TARGET specified in writing by PURCHASER no later than two (2) Business Days prior to the Closing shall have tendered to PURCHASER resignation letters in form and substance reasonably acceptable to PURCHASER on or prior to the Closing Date, such resignations to be effective immediately following the Closing Date.

         (g) no proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.

         (h) The holders of TARGET Preferred Stock that represent at least 75% of the TARGET Preferred Stock (determined on as-converted basis) shall have either approved the Merger or delivered to TARGET irrevocable waivers of their right to demand payment for their shares in accordance with Section 262 of the DGCL, which waivers shall be acceptable as to form to PURCHASER.

         (i) The Convertible Debenture Investors shall have purchased $4.5 million in aggregate principal amount of the PURCHASER's 7.5% Senior Subordinated Convertible

Debentures pursuant to the terms of that certain Convertible Debenture Purchase Agreement among PURCHASER, and the Convertible Debenture Investors dated as of October 31, 2000.

         (j) All amounts outstanding under the Bridge Notes shall have been converted into TARGET Capital Stock or otherwise satisfied such that the indebtedness represented by the Bridge Notes shall not constitute indebtedness of TARGET at the Effective Time.

         (k) The creditors of TARGET (other than any creditors under the Bridge Notes) shall have agreed to reduce, settle, compromise or convert into TARGET Capital Stock at least $1.0 million of TARGET's indebtedness to them (the amount by which the aggregate indebtedness owing to such creditors is reduced in accordance with this Section 9.2(k) (whether by reduction, settlement, compromise or conversion) is referred to herein as the "Creditor Concession Amount."

         (l) Each of the holders of the Outstanding TARGET Shares other than holders of Dissenting Shares shall have delivered to the PURCHASER a fully-executed copy of the Investor Representation in substantially the form of
Exhibit 4 hereto and a counterpart signature page to the Registration Rights Agreement in substantially the form of Exhibit 5 hereto (the "Registration Rights Agreement").

         (m) There shall be no more than thirty-five (35) TARGET stockholders who are (A) U.S. persons as defined under Regulation S under the 1933 Act ("U.S. Person") and (B) not "accredited investors" as defined in Rule 501 under the 1933 Act, and there shall be a Purchaser Representative, as defined in Regulation D under the 1933 Act, reasonably satisfactory to PURCHASER, representing each holder of TARGET Capital Stock who is a U.S. Person and not as "accredited investor" as defined in Rule 501 under the 1933 Act, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to PURCHASER.

         (n) All TARGET OPTIONS outstanding at the Effective Time shall be cancelled as provided in Section 8.11 hereof.

         SECTION 9.3 CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of TARGET to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TARGET pursuant to Section 12.6(b) of this Agreement:

         (a) The representations and warranties of PURCHASER set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         (b) Each and all of the agreements and covenants of PURCHASER to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) PURCHASER shall have delivered to TARGET (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied in all material respects, and (ii) certified copies of resolutions duly adopted by PURCHASER's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TARGET and its counsel shall reasonably request.

         (d) no proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.

         (e) PURCHASER shall have executed a counterpart signature page to the Registration Rights Agreement.

         (f) PURCHASER shall have delivered to TARGET an opinion of Rogers & Hardin LLP, counsel to PURCHASER, dated as of the Closing, in substantially the form of Exhibit 6 hereto.


                                  ARTICLE 10.
                                  TERMINATION

         SECTION 10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of TARGET, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By consent of the Boards of Directors of PURCHASER, MERGER SUB and TARGET; or

         (b) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PURCHASER and Section 9.3(a) of this Agreement in the case of TARGET; or

         (c) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

         (d) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the stockholders of TARGET fail to approve this Agreement and the transactions contemplated hereby as required by the DGCL at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

         (e) By the Board of Directors of any Party in the event that the Merger shall not have been consummated by November 15, 2000, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e); or

         (f) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 8.1(e) of this Agreement; or

         (g) By the Board of Directors of TARGET in connection with entering into a definitive agreement in accordance with Section 8.6(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee.

         SECTION 10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 8.4(b), 8.6(b), 12.2 and 12.14 this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1 of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                  ARTICLE 11.
                           ESCROW AND INDEMNIFICATION

         SECTION 11.1      ESCROW FUND.

         (a) At the Closing, the Escrow Shares shall be registered in the name of (but for the benefit of the TARGET stockholders), and be deposited with, an institution selected by

PURCHASER reasonably acceptable to TARGET as escrow agent (the "Escrow Agent"), such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit 7. The Escrow Fund shall be available to compensate PURCHASER pursuant to the indemnification obligations of the TARGET stockholders. In the event PURCHASER issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent (for the benefit of the TARGET Stockholders) and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

         (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 11.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the holders of the Outstanding TARGET Shares based on each such holder's Pro-Rata Share. Each such holder shall have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such holder's Pro-Rata Share so long as such Escrow Shares are held in escrow, and PURCHASER will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the holders of Outstanding TARGET Shares shall retain and shall be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

         SECTION 11.2      INDEMNIFICATION.

         (a) All representations and warranties made by TARGET herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the six (6) month anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

         (b) (i) Subject to the limitations set forth in this Article 11, the holders of Outstanding TARGET Shares shall (severally and not jointly) indemnify and hold harmless PURCHASER and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control PURCHASER or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "PURCHASER Indemnified Person" and collectively as "PURCHASER Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by TARGET in this Agreement, the TARGET Disclosure Letter, any documents or instruments delivered hereto or any exhibit or schedule to this Agreement. The sole recourse of the Indemnified Persons for Damages arising under this Agreement, the TARGET Disclosure Letter, any documents or instruments delivered pursuant hereto and the exhibits and schedules hereto shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Indemnified Persons for any Damages hereunder and thereunder.

                  (ii) Nothing in this Agreement shall limit the liability in amount or otherwise (i) of TARGET for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any TARGET stockholder in connection with any breach by such stockholder of any representation or covenant in the Investor Representation Statement, or Irrevocable Proxy or (iii) of TARGET with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

         (c) No claim for Damages shall be made under Article 11 unless the aggregate of Damages exceeds $75,000 for which claims are made hereunder by the PURCHASER Indemnified Persons, in which case the PURCHASER Indemnified Persons shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 11.2(c) (the "Limitation").

         SECTION 11.3      ESCROW PERIOD: RELEASE FROM ESCROW.

         (a) The Escrow Period shall terminate upon the six (6) month anniversary of the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of PURCHASER, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 11.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

         (b) Within five (5) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the holders of the Outstanding TARGET Shares each such holder's Pro-Rata Share of the Escrow Shares and Additional Escrow Shares (if any), less with respect to each such holder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 11.4) equal to (A) such holder's Pro-Rata Share of any liability delivered to PURCHASER in accordance with Section 11.4 in satisfaction of indemnification claims by Indemnitee and (B) such holder's Pro-Rata Share of any liability subject to delivery to PURCHASER in accordance with Section 11.3(a) with respect to any pending but unresolved indemnification claims of PURCHASER. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B) shall be released to such holders or released to PURCHASER (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the holders of Outstanding TARGET Shares based on each such holder's Pro-Rata Share thereof. PURCHASER will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the shareholders of TARGET. In lieu of any fraction of an Escrow Share to which a TARGET shareholder would otherwise be entitled, such holder will receive from PURCHASER an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Stock Price.

         (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Holder of Outstanding TARGET Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such holder, prior to the delivery to such holder of his Pro-Rata Share of the Escrow Fund by the Escrow Agent as provided herein.

         (d) Subject to the terms of the Escrow Agreement, the Escrow Agent will be granted the power, effective as of the Closing, to effect any transfer of Escrow Shares contemplated by this Agreement. PURCHASER will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

         SECTION 11.4 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of PURCHASER (an "Officer's Certificate") stating that with respect to the indemnification obligations of the holders of Outstanding TARGET Shares set forth in Section 11.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article 11, deliver to PURCHASER out of the Escrow Fund, as promptly as practicable, PURCHASER Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating PURCHASER for its Damages pursuant to this Agreement, the PURCHASER Common Stock in the Escrow Fund shall be valued at the Average Stock Price.

         SECTION 11.5      OBJECTIONS TO CLAIMS.

         (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of PURCHASER Common Stock or other property pursuant to Section 11.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the PURCHASER Common Stock or other property in the Escrow Fund in accordance with Section 11.4 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period.

         (b) In case the Stockholders' Agent shall so object in writing to any claim or claims by PURCHASER made in any Officer's Certificate, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, then the Stockholders' Agent and PURCHASER shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         SECTION 11.6      RESOLUTION OF CONFLICTS AND ARBITRATION.

         (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 11.5, either PURCHASER or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. PURCHASER and the Stockholders' Agent shall agree on the arbitrator, provided that if PURCHASER and the Stockholders' Agent cannot agree on such arbitrator, either PURCHASER or Stockholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 11 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

         (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 11.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the party seeking indemnification shall be deemed to be the "non-prevailing party" unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

         SECTION 11.7      STOCKHOLDERS' AGENT.

         (a) Gerald L. Cohn and Benjamin Feder shall jointly be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the TARGET shareholders to give and receive notices and communications, to authorize delivery to PURCHASER of the

PURCHASER Common Stock or other property from the Escrow Fund in satisfaction of claims by PURCHASER, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to PURCHASER. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for their services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the holders of Outstanding TARGET Shares.

         (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The holders of the Outstanding TARGET Shares shall severally indemnify the Stockholders' Agent and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         (c) The Stockholders' Agent shall have reasonable access to information about TARGET and/or TARGET Business and the reasonable assistance of TARGET's and/or TARGET Business's officers and employees for purposes of performing their duties and exercising their rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about TARGET and TARGET Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         SECTION 11.8 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all TARGET stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such TARGET stockholder, and the Escrow Agent and PURCHASER may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such TARGET stockholder. The Escrow Agent and PURCHASER are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         SECTION 11.9 THIRD-PARTY CLAIMS. In the event PURCHASER becomes aware of a third-party claim which PURCHASER believes may result in a demand against the Escrow Fund, PURCHASER shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the TARGET stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of PURCHASER which shall not be unreasonably withheld, conditioned or delayed. PURCHASER shall have the right in its sole discretion to settle any such claim. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 11.5 or any other provision of this Article 11 to the amount of any claim by PURCHASER against the Escrow Fund for indemnity with respect to such settlement.


                                  ARTICLE 12.
                                 MISCELLANEOUS

         SECTION 12.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

         "Additional Consideration" shall mean $725,000 in the aggregate.

         "Additional Escrow Shares" shall have the meaning provided in Section 11.1(b).

         "Affiliate" of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

         "Agreement" shall mean this Agreement and Plan of Merger, the TARGET Disclosure Letter, the PURCHASER Disclosure Letter and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Arbitrator" shall have the meaning provided in Section 3.7(b).

         "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Average Stock Price" shall mean $4.03 per share.

         "Big Five accounting firms" shall have the meaning provided in Section 3.7(b).

         "Bridge Notes" shall mean those certain convertible secured promissory notes in the aggregate principal amount of $752,422 issued pursuant to Note and Warrant Purchase Agreements with TARGET dated July 6, 2000, August 4, 2000 and August 24, 2000.

          "Cash Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

         "Cash Pool" shall mean $5,000 in the aggregate.

         "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

         "Closing Date" shall have the meaning provided in Section 1.2 of this Agreement.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contingent Consideration" shall mean $3,000,000 in the aggregate.

         "Contingent Consideration Average Stock Price" shall mean the arithmetic average of the daily closing price of the PURCHASER Common Stock as reported on The Nasdaq National Market for the twenty (20) consecutive trading days ending (and including) the trading day that occurs two (2) trading days prior to (and not including) March 31, 2002.

         "Contingent Consideration Payment Date" shall mean March 31, 2002.

         "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

         "Convertible Debenture Investors" shall mean the other investors that are party to that certain Convertible Debenture and Warrant Purchase Agreement among PURCHASER, HIG and such Convertible Debenture Investors dated as of October 31, 2000.

         "Creditor Concession Amount" shall have the meaning provided in Section 9.2(k) of this Agreement.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Damages" shall have the meaning provided in Section 11.2(b)(i).

         "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

         "Disputed Matters" shall have the meaning provided in Section 3.7(b).

         "Dissenting Shares" shall have the meaning provided in Section 3.1(b) of this Agreement.

         "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall have the meaning provided in Section 11.1(a).

         "Escrow Shares" shall have the meaning provided in Section 3.1(f).

         "Exhibits" 1 through 7, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "Expenses" shall have the meaning provided in Section 12.2 of this Agreement.

         "Fully-Diluted TARGET Common Stock" shall mean all of the then outstanding shares of TARGET Common Stock plus all of the shares of TARGET Common Stock that are then issuable upon conversion of the TARGET Preferred Stock in accordance with the terms thereof (other than any TARGET Preferred Stock held by TARGET or PURCHASER or any of the PURCHASER Subsidiaries).

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local Law.

         "HIG" shall mean HIG Investors, L.L.C. or its designee.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "IRS" shall mean the Internal Revenue Service.

         "JAMS" shall have the meaning provided in Section 11.6(a).

         "Knowledge" as used with respect to a Person shall mean the knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets or Liabilities, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Licensed Intellectual Property" shall have the meaning provided in
Section 4.8 of this Agreement.

         "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "Limitation" shall have the meaning provided in Section 11.2(c).

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

         "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MBCA" shall mean the Minnesota Business Corporation Act.

         "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

         "Merger" shall mean the merger of MERGER SUB with and into TARGET referred to in Section 1.1 of this Agreement.

         "Merger Price" shall mean $5,256,250 in the aggregate but subject to adjustment as follows: (i) the Merger Price shall be reduced on a dollar for dollar basis for each dollar by which TARGET's accounts payable and other indebtedness of TARGET (other than capital lease payments and work-out fees paid or due in future periods) as of September 7, 2000 actually exceeded $6,900,000 (prior to any Credit Concession Amount relating thereto); (ii) the Merger Price shall be increased on a dollar for dollar basis for each dollar by which the Net Creditor Concession Amount exceeds $1,000,000; (iii) the Merger Price shall be increased by $725,000 if, on or prior to the Effective Time, the Strategic Investors agree to invest at least $3,000,000 in the aggregate in equity or debt securities to be issued by PURCHASER on terms reasonably acceptable to PURCHASER and the Strategic Investors (the agreement to so invest by the Strategic Investors shall be referred to herein as the "Strategic Investor Agreement") (it being understood that if the Strategic Investor Agreement has not been executed on or before the Effective Time, then the holders of the Outstanding TARGET Shares shall be entitled (if at all) to the Additional Consideration in accordance with Section 3.7(a) hereof in lieu of any increase in the Merger Price pursuant to this clause (iii)); (iv) the Merger Price shall be reduced on a dollar for dollar basis for each dollar that TARGET pays to the holders of TARGET Options to induce such holders to cancel such TARGET Options in excess of any amounts agreed in writing to be provided to TARGET by PURCHASER for such purpose; and
(v) the Merger Price shall be reduced on a dollar for dollar basis for each dollar used to satisfy the Bridge Notes (it being understood that any shares of PURCHASER Common Stock issued to satisfy the Bridge Notes shall be valued at the Average Stock Price for purposes of the reduction contemplated by this clause
(v)).

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Net Creditor Concession Amount" shall mean the Creditor Concession Amount less the amounts paid to Brent Kugman and Associates pursuant to TARGET's engagement agreement therewith.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Notice of superior Proposal" shall have the meaning provided in
Section 8.6(b) of this Agreement.

         "Officer's Certificate" shall have the meaning provided in Section
11.4.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

         "Outstanding TARGET Shares" shall have the meaning provided in Section 3.1(b) of this Agreement.

         "Participation Facility" shall mean any facility or property in which the Party in question participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean TARGET, PURCHASER and MERGER SUB, and "Parties" shall mean all of TARGET, PURCHASER and MERGER SUB.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, or permit to which any, Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

         "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Proprietary Intellectual Property" shall have the meaning provided in
Section 4.8 of this Agreement.

         "Pro-Rata Share" shall mean, with respect to each holder of TARGET Preferred Stock, the quotient obtained by dividing (a) the aggregate preferential amount such holder would receive in respect of all the shares of TARGET Preferred Stock held by such holder pursuant to the terms of such preferred stock if the assets of TARGET were sufficient to pay the full preferential amounts by (b) the aggregate preferential amount that would be received by the holders of all the shares of TARGET Preferred Stock outstanding (other than any such shares held by PURCHASER or any PURCHASER Company) if the assets of TARGET were sufficient to the full preferential amounts.

         "PURCHASER Common Stock" shall mean the $.01 par value common stock of PURCHASER.

         "PURCHASER Companies" shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.

         "PURCHASER Disclosure Letter" shall have the meaning set forth in
Article 5 hereof.

         "PURCHASER Financial Statements" shall mean the consolidated financial statements of PURCHASER contained in PURCHASER's SEC Documents, including the notes thereto.

         "PURCHASER Indemnified Person" or "PURCHASER Indemnified Persons" shall have the meaning provided in Section 11.2(b).

         "PURCHASER Stock Plans" shall mean the existing stock option and other stockbased compensation plans of PURCHASER.

         "PURCHASER Subsidiaries" shall mean the Subsidiaries of PURCHASER.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 9.2(m) of this Agreement.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the NASD, the SEC and all state securities agencies.

         "Release Date" shall have the meaning provided in Section 11.3(b).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act and the 1934 Act, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Stock Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

         "Stockholders' Agent" shall have the meaning provided in Section
11.7(a).

         "Strategic Investor Agreement" shall have the meaning provided in the definition of Merger Price in this Section 12.1.

         "Strategic Investors" shall mean the strategic investors identified by TARGET or any holder of TARGET Capital Stock on or prior to December 31, 2000, which investors shall be reasonably acceptable to PURCHASER.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Superior Proposal" shall have the meaning set forth in Section 8.6(b) of this Agreement.

         "Surviving Corporation" shall mean TARGET as the surviving corporation resulting from the Merger.

         "TARGET Benefit Plans" shall have the meaning set forth in Section 4.13 of this Agreement.

         "TARGET Business" shall mean the business of providing Internet-based unified communications and outsourced faxing services utilizing the Assets of TARGET, which business may be conducted through a division or unit of the PURCHASER or any PURCHASER Company after the Effective Time.

         "TARGET Capital Stock" shall mean, collectively, TARGET Common Stock and TARGET Preferred Stock.

         "TARGET Companies" shall mean, collectively, TARGET and all TARGET Subsidiaries.

         "TARGET Common Stock" shall mean the $.01 par value, common stock of TARGET.

         "TARGET Disclosure Letter" shall have the meaning set forth in Article 4 hereof.

         "TARGET ERISA Plan" shall have the meaning provided in Section 4.13 of this Agreement.

         "TARGET Financial Statements" shall mean (a) the unaudited balance sheets (including related notes and schedules, if any) of TARGET as of September 30, 2000, and as of December 31, 1999 and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2000, and for the fiscal year ended December 31, 1999, as previously furnished by TARGET to PURCHASER, and (b) the unaudited balance sheets of TARGET (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2000.

         "TARGET Options" shall have the meaning provided in Section 3.1(d) of this Agreement.

         "TARGET Preferred Stock" shall mean $.01 par value preferred stock of TARGET designated as the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

         "TARGET Revenues" shall have the meaning provided in Section 3.7(b) of this Agreement.

         "TARGET Stock Plans" shall mean the existing stock option and other stock-based compensation plans of TARGET.

         "TARGET Subsidiaries" shall mean the Subsidiaries of TARGET.

         "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

         "Termination Date" shall have the meaning provided in Section 11.2(a).

         "Termination Fee" shall have the meaning provided in Section 12.2 of this Agreement.

         "U.S. Person" shall have the meaning provided in Section 9.2(m) of this Agreement.

         "Warrant Shares" shall mean an aggregate 179,901 shares of PURCHASER Common Stock; provided, however, that the number of shares of PURCHASER Common Stock comprising the Warrant Shares shall be reduced by one-half of the number of shares of PURCHASER Common Stock initially underlying any warrants that PURCHASER has agreed to grant at the request of TARGET to induce the holders of the TARGET Options to cancel such TARGET Options.

         SECTION 12.2      EXPENSES.

         (a) Except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the "Expenses").

         (b) TARGET shall pay, or cause to be paid, in same day funds to PURCHASER the sum of (i) all of PURCHASER's Expenses, plus (ii) $250,000 (the "Termination Fee") upon demand if (A) TARGET terminates this Agreement pursuant to Section 10.1(g) or (B) prior to the termination of this Agreement (other than by TARGET pursuant to Section 10.1(b), (c) or (d)(i)), a takeover proposal shall have been made and within one (1) year of such termination, TARGET enters into an agreement with respect to, or approves or recommends or takes any action to facilitate, such takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by PURCHASER, subject to an upward or downward adjustment upon delivery of reasonable documentation therefor.

         SECTION 12.3 BROKERS AND FINDERS. Except as set forth in the TARGET Disclosure Letter, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET, PURCHASER or MERGER SUB, each of TARGET, PURCHASER and MERGER SUB, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

         SECTION 12.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.8 and 8.10 of this Agreement.

         SECTION 12.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of TARGET Capital Stock, there shall be made no amendment decreasing the consideration to be received by TARGET stockholders without the further approval of such stockholders.

         SECTION 12.6      WAIVERS.

         (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.

         (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER or MERGER SUB, to waive or extend the time for the compliance or fulfillment by PURCHASER or MERGER SUB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         SECTION 12.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         SECTION 12.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PURCHASER or
MERGER SUB:                Verso Technologies, Inc.
                           400 Galleria Parkway, Suite 300
                           Atlanta, Georgia 30339
                           Telecopy Number:  (678) 597-2467
                           Attention:  Chief Executive Officer

Copy to Counsel (which shall not constitute notice to PURCHASER or MERGER SUB):

                           Rogers & Hardin LLP
                           2700 International Tower, Peachtree Center
                           229 Peachtree Street, N.E.
                           Atlanta, Georgia 30303
                           Telecopy Number: (404) 525-2224
                           Attention:  Robert C. Hussle, Esq.

TARGET:                    MessageClick, Inc.
                           61 Broadway
                           New York, New York  10006
                           Telecopy Number:  (212) 385-6011
                           Attention:  President

Copy to Counsel (which shall not constitute notice to TARGET):

                           O'Sullivan Graev & Karabell, LLP
                           30 Rockefeller Plaza
                           New York, New York  10112
                           Telecopy Number:  (212) 408-2420
                           Attention:  David I. Karabell, Esq.


         SECTION 12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

         SECTION 12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         SECTION 12.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         SECTION 12.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 12.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 12.14 SURVIVAL. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement except that
(i) Articles 2, 3, 11 and 12 and Sections 8.4(b), 8.7, 8.8 and 8.9 of this Agreement shall survive the Effective Time and Article 4 shall survive the Effective Time to the extent provided in Article 11; and (ii) Sections 8.4(b), 8.6(b), 10.2, 12.2 and 12.14 shall survive the termination and abandonment of this Agreement.


                             [Signatures Next Page]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf as of the day and year first above written.

                                 VERSO TECHNOLOGIES, INC.


                                 By:        /s/ Juliet M. Reising
                                          -------------------------------------
                                          Juliet M. Reising
                                          Executive Vice President and
                                          Chief Financial Officer

                                 MESSAGECLICK, INC.


                                 By:        /s/ Benjamin Feder
                                          -------------------------------------
                                          Benjamin Feder
                                          Chairman and Chief Executive Officer

                                 MCLICK ACQUISITION CORPORATION


                                 By:        /s/ Juliet M. Reising
                                          -------------------------------------
                                          Juliet M. Reising
                                          Vice President

                                                                       EXHIBIT 1



                     CERTIFICATE OF INCORPORATION OF TARGET



                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT 2


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

                                     WARRANT

                 TO PURCHASE ________ SHARES OF COMMON STOCK OF

                            VERSO TECHNOLOGIES, INC.



No. ______                                                    November ___, 2000



                  THIS CERTIFIES THAT, for value received, ____________or (subject to the restrictions on transfer contained herein and the provisions of the Registration Rights Agreement (as hereinafter defined)) its registered assigns (the "Holder") is entitled to purchase from Verso Technologies, Inc., a Minnesota corporation (the "Company"), at any time or from time to time after 9:00 a.m., Atlanta, Georgia time, on the date hereof and prior to 5:00 p.m., Atlanta, Georgia time, on November ___, 2005 (the "Expiration Date"), at the place where the Warrant Agency (as hereinafter defined) is located, at the Exercise Price (as hereinafter defined), the number of shares of common stock, $.01 par value (the "Common Stock"), of the Company specified above, all subject to adjustment and upon the terms and conditions as hereinafter provided.

         Capitalized terms used and not otherwise defined in this Warrant shall have the meanings set forth in Article V hereof.

                                    ARTICLE I

                              EXERCISE OF WARRANTS

                  1.1. Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company at the Warrant Agency: (a) this Warrant; (b) a written notice, substantially in the form of the subscription notice attached hereto as Annex 1, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common

Stock to be purchased, the denominations of the share certificate or certificates desired and the name or names of the Eligible Holder(s) in which such certificates are to be registered; and (c) payment of the Exercise Price with respect to such shares of Common Stock. Such payment may be made, at the option of the Holder, by cash, money order, certified or bank cashier's check or wire transfer.

         The Company shall, as promptly as practicable and in any event within five (5) Business Days thereafter, execute and deliver or cause to be executed and delivered, in accordance with such subscription notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice (or, if such notice shall not specify denominations, one certificate shall be issued) and shall be issued in the name of the Holder or such other name or names of Eligible Holder(s) as shall be designated in such notice. Such certificate or certificates shall be deemed to have been issued, and such Holder or any other person so designated to be named therein shall be deemed for all purposes to have become holders of record of such shares, as of the date the aforementioned notice is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificate or certificates, deliver to the Holder a new Warrant evidencing the right to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. The Company shall pay all expenses payable in connection with the preparation, issuance and delivery of share certificates and new Warrants as contemplated by
Section 2.6 below (other than transfer or similar taxes in connection with the transfer of securities), except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the aforementioned notice or promptly upon receipt of a written request of the Company for payment.

         If this Warrant shall be surrendered for exercise within any period during which the transfer books for shares of the Common Stock of the Company or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

                  1.2. Shares To Be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

                  1.3. No Fractional Shares To Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon any exercise of this Warrant, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to the same fraction of the Average Closing Price per share of outstanding shares of Common Stock on the Business Day immediately prior to the date of such exercise.

                  1.4. Securities Laws; Share Legend. The Holder, by acceptance of this Warrant, agrees that this Warrant and all shares of Common Stock issuable upon exercise of this Warrant will be disposed of only in accordance with the Securities Act of 1933, as amended (the

"Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder. In addition to any other legend which the Company may deem advisable under the Securities Act and applicable state securities laws, all certificates representing shares of Common Stock (as well as any other securities issued hereunder in respect of any such shares) issued upon exercise of this Warrant shall be endorsed as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel (in form and substance reasonably satisfactory to the Company) selected by the Holder of such certificate and reasonably acceptable to the Company, the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act.

                                   ARTICLE II

                     WARRANT AGENCY; TRANSFER, EXCHANGE AND
                             REPLACEMENT OF WARRANT

                  2.1. Warrant Agency. Until such time, if any, as an independent agency shall be appointed by the Company to perform services described herein with respect to this Warrant (the "Warrant Agency"), the Company shall perform the obligations of the Warrant Agency provided herein at its principal office address or such other address as the Company shall specify by prior written notice to the Holder.

                  2.2. Ownership of Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

                  2.3. Transfer of Warrant. This Warrant may only be transferred to a purchaser subject to and in accordance with this Section 2.3, and any attempted transfer which is not in accordance with this Section 2.3 shall be null and void and the transferee shall not be entitled to exercise any of the rights of the holder of this Warrant. The Company agrees to maintain at the Warrant Agency books for the registration of such transfers of Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency in accordance with this Section 2.3, together with a written assignment of this Warrant, substantially in the form of the assignment attached hereto as Annex 2, duly executed by the Holder or its duly authorized agent or attorney-in-fact, with signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender of this Warrant in accordance with this Section 2.3, the Company (subject to being satisfied that such transfer is in compliance with Section 1.4) shall execute and deliver a new Warrant or Warrants of like tenor and representing in the aggregate the right to purchase the same number of shares of Common Stock in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be canceled. Notwithstanding the foregoing, a Warrant may be exercised by a new holder without having a new Warrant issued. The Company shall not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer of this Warrant or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of this Warrant.

                  2.4. Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants, in connection with the partial exercise of this Warrant, upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys-in-fact. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

                  2.5. Loss, Theft, Destruction of Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security (in customary form) reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant and upon reimbursement of the Company's reasonable incidental expenses, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

                  2.6. Expenses of Delivery of Warrants. Except as otherwise expressly provided herein, the Company shall pay all expenses (other than transfer taxes as described in Section 2.3) and other charges payable in connection with the preparation, issuance and delivery of Warrants hereunder and shares of Common Stock upon the exercise hereof.

                                   ARTICLE III

                             ANTIDILUTION PROVISIONS

                  3.1. Adjustments Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Article III.

                  3.2. Common Share Reorganization. If the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares or consolidate its outstanding shares of Common Stock into a smaller number of shares (any such event being called a "Common Share Reorganization"), then (a) the Exercise Price shall be adjusted, effective immediately after the record date at which the holders of shares of Common Stock are determined for purposes of such Common Share Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date before giving effect to such Common Share Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Share Reorganization, and (b) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Share Reorganization by a fraction, the numerator of which shall be the number of shares outstanding after giving effect to such Common Share Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Share Reorganization.

                  3.3. Common Share Distribution. (a) If, other than in an Exempt Distribution, the Company shall issue or otherwise sell any shares of its Common Stock (any such issuance or sale other than an Exempt Distribution, including any event described in paragraphs (b) and (c) of this Section 3.3, hereafter being called a "Common Share Distribution"), the Exercise Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying the Exercise Price in effect immediately prior to such Common Share Distribution by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such Common Share Distribution multiplied by the Appraised Fair Market Value on the date of such Common Share Distribution plus (B) the consideration received by the Company upon such Common Share Distribution, and the denominator of which shall be the product of (1) the total number of shares of Common Stock outstanding immediately after such Common Share Distribution, multiplied by (2) the Appraised Fair Market Value on the date of such Common Share Distribution.

         No adjustment of the Exercise Price shall be made in an amount less than 1% of such Exercise Price, but any such lesser adjustment shall be carried forward and shall be made at the time of, and together with, the next subsequent adjustment which together with any adjustments so carried forward shall aggregate an amount equal to or greater than 1% of such Exercise Price.

         If any Common Share Distribution shall require an adjustment to the Exercise Price pursuant to the foregoing provisions of this Section 3.3, then effective at the time such adjustment is made, the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Share Distribution by a fraction, the numerator of which shall be the number of shares outstanding immediately after giving effect to such Common Share Distribution and the denominator shall be the sum of the number of shares outstanding immediately before giving effect to such Common Share Distribution plus the number of shares of Common Stock which the aggregate consideration received by the Company with respect to such Common Share Distribution would purchase at the Appraised Fair Market Value on the date of such Common Share Distribution (before giving effect to such Common Share Distribution). The provisions of this Section 3.3 shall not operate to increase the Exercise Price or reduce the number of shares of Common Stock subject to purchase upon exercise of this Warrant.

                  (b) If, other than in an Exempt Distribution, the Company shall issue, sell, distribute or otherwise grant in any manner (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights, warrants or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Appraised Fair Market Value on the date of granting such Options (before giving effect to such grant), then, for purposes of paragraph (a) above, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor; provided, however, upon the expiration or termination of Convertible Securities or Options, if any thereof shall not have been converted, exchanged or exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (b) shall be reduced by such number of shares as to which Convertible Securities or Options shall have expired or terminated unexercised, and such shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of shares actually issued pursuant to such Convertible Securities or Options. Except as otherwise provided in paragraph (d) below, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities.

                  (c) If, other than in an Exempt Distribution, the Company shall issue, sell or otherwise distribute (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange (determined by dividing (i) the aggregate amount received or receivable by the Company as consideration for the issue, sale or distribution of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Appraised Fair Market Value on the date of such issue, sale or distribution (before giving effect to such issue, sale or distribution), then, for purposes of paragraph (a) above, the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issue, sale or distribution of such Convertible Securities and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor; provided, however, upon the expiration or termination of Convertible Securities or Options, if any thereof shall not have been converted, exchanged or exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (c) shall be reduced by such number of shares as to which Convertible Securities or Options shall have expired or terminated unexercised, and such shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of shares actually issued pursuant to such Convertible Securities or Options. Except as otherwise provided in paragraph (d) below, no additional adjustment of the Exercise Price shall be made upon the actual conversion or exchange of such Convertible Securities, and, if any such issue, sale or distribution of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments to the Exercise Price have been or are to be made pursuant to other provisions of this Section 3.3, no further adjustment of the Exercise Price shall be made by reason of such issue, sale or distribution.

                  (d) If the purchase price provided for in any Option referred to in paragraph (b) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (b) or (c) above, or the rate at which any Convertible Securities referred to in paragraph (b) or (c) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Article III), the Exercise Price then in effect shall forthwith be readjusted (effective only with respect to any exercise of this Warrant after such readjustment) to the Exercise Price which would then be in effect had the adjustment made upon the issue, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be; provided, however, that such readjustment shall give effect to such change only with respect to such Options and Convertible Securities as then remain outstanding.

                  (e) If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, after deduction therefrom of any expenses incurred and any underwriting commission or concessions paid or allowed by the Company in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration, after deduction of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the nonsurviving corporation as shall be attributable to such shares of Common Stock, Option or Convertible Securities, as the case may be. If any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for an amount of consideration equal to the Fair Market Value thereof.

                  3.4. Capital Reorganization. If there shall be any consolidation or merger to which the Company is a party, other than a consolidation or a merger in which the Company is a continuing corporation and which does not result in any reclassification of, or change (other than a Common Share Reorganization or a change in par value) in, outstanding shares of Common Stock, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety (any such event being called a "Capital Reorganization"), then, effective upon the effective date of such Capital Reorganization, the Holder shall have the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive after such Capital Reorganization if this Warrant had been exercised immediately prior to such Capital Reorganization. As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder and to the Warrant Agency an agreement as to the Holder's rights in accordance with this Section 3.4, providing for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Article III. The provisions of this Section 3.4 shall similarly apply to successive Capital Reorganizations.

                  3.5. Adjustment Rules. (a) Any adjustments pursuant to this Article III shall be made successively whenever an event referred to herein shall occur.

                  (b) No adjustment shall be made pursuant to this Article III in respect of the issuance from time to time of shares of Common Stock upon the exercise of this Warrant.

                  (c) If the Company shall set a record date to determine the holders of shares of Common Stock for purposes of a Common Stock Reorganization or Capital Reorganization and shall legally abandon such action prior to effecting such action, then no adjustment shall be made pursuant to this Article III in respect of such action.

                  3.6. Proceeding Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article III, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the Holder is entitled to receive upon exercise hereof.

                  3.7. Notice of Dividends, Distributions and Adjustments. The Company shall give notice to the Holder at least fifteen (15) days prior to any record date in respect of the payment of dividends or other distributions on the Common Stock, or in respect of any Common Share Reorganization or Capital Reorganization describing, in each case, such event in reasonable detail and specifying such record date. In addition, no later than 15 days after the effective date or record date, as the case may be, of any Common Share Reorganization, Common Share Distribution or Capital Reorganization or any other action that requires an adjustment pursuant to this Article III or any grant, issuance or sale covered by Section 3.9, the Company shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, the Company shall give notice to the Holder of such adjustment and computation promptly after such adjustment becomes determinable.

                  3.8. Dividends Not Paid Out of Earnings or Earned Surplus. In the event the Company shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the exercise of this Warrant, the Company shall pay to the person exercising such Warrant an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this Paragraph 3.8, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company.

                  3.9. Grant, Issue or Sale of Options, Convertible Securities, or Rights. If at any time or from time to time the Company shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock of the Company and such grants, issuances or sales do not result in an adjustment of the Purchase Price under Section 3.3 hereof, then the holder of this Warrant shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights as to which such holder may be entitled under Paragraph 3.7) and upon the terms applicable to such Purchase Rights either:

                           (i)      the aggregate Purchase Rights which such
holder could have acquired if it had held the number of shares of Common Stock acquirable upon exercise of this Warrant immediately before the grant, issuance or sale of such Purchase Rights, provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, the corresponding Purchase Rights shall be distributed to the exercising holder of this Warrant as soon as possible after such exercise and it shall not be necessary for the exercising holder of this Warrant specifically to request delivery of such rights; or

                                    (ii) in the event that any such Purchase
Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Company granted, issued or sold such expired Purchase Rights.

                  3.10. Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Article III are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock into which the Warrant is exercisable as otherwise determined pursuant to any of the provisions of this Article III except in the case of a combination of shares of a type contemplated in Section 3.2 and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section 3.2.

                                   ARTICLE IV

                                   CALL OPTION

                  4.1. Company Right to Purchase. The Holder hereby grants to the Company the right to purchase this Warrant (in whole only and not in part) for cash (the "Call Option") at a purchase price equal to the product of $0.01 multiplied by the number of shares of Common Stock for which this Warrant is then exercisable (the "Call Price"); provided, however, that the Call Option shall only be exercisable (i) if the closing bid price of the Common Stock for ten (10) consecutive trading days exceeds two (2) times the then-effective Exercise Price and (ii) if a registration statement under the Securities Act is effective on the Call Date that registers all the Common Stock issuable upon the exercise of this Warrant (the "Registrable Stock"). The Company agrees (i) to prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred twenty (120) days from the Call Date (or such lesser time as necessary to permit each seller of Registrable Stock to complete the distribution described in such registration statement) and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement. In connection therewith, the Company will as expeditiously as possible;

                           (i)      furnish to each seller of Registrable Stock
such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such seller;

                           (ii)     use its reasonable best efforts to register
or qualify such Registrable Stock under the securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Stock owned by such seller, provided that the Company will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) to subject itself to taxation in any such jurisdiction or (C) to consent to general service of process in any such jurisdiction;

                           (iii)    notify each seller of such Registrable
Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                           (iv)     cause all such Registrable Stock to be
listed on each securities exchange on which similar securities issued by the Company are then listed and to be qualified for trading on each system on which similar securities issued by the Company are from time to time qualified;

                           (v)      provide a transfer agent and registrar for
all such Registrable Stock not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar; and

                           (vi)     use its reasonable best efforts promptly to
obtain the withdrawal of any stop order that is issued suspending the effectiveness of such registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Stock included in such registration statement for sale in any jurisdiction.

         4.2 Notice to Holder. If the Company elects to exercise its Call Option pursuant to this Article IV, then at least fifteen (15) Business Days but not more than sixty (60) Business Days before the Call Date, the Company shall mail or cause to be mailed a redemption notice (the "Notice") by first-class mail to Holder at Holder's address as it appears on the books maintained by the Warrant Agency. The Notice shall state: (i) the Call Date;
(ii) the Call Price;

(iii) the then current Exercise Price; (iv) that this Warrant must be presented and surrendered to the Warrant Agency to collect the Call Price; (v) that this Warrant may be exercised at any time before the close of business on the fifth
(5th) Business Day immediately preceding the Call Date (the "Exercise Termination Date"); (vi) that, if the Holder wishes to exercise this Warrant, the Holder must satisfy the requirements of Article I hereof prior to the Exercise Termination Date; and (vii) that, unless the Company defaults in making the payment of the Call Price, the only remaining right of Holder after the Exercise Termination Date shall be to receive payment of the Call Price upon presentation and surrender of this Warrant to the Warrant Agency.

         4.3 Payment upon Surrender of Warrant. If the Company elects to exercise its Call Option pursuant to this Article IV, and the Holder does not exercise this Warrant prior to the Exercise Termination Date, the Company shall pay the Call Price to the Holder in accordance with the Notice upon presentation and surrender by the Holder of this Warrant to the Warrant Agency.

                                    ARTICLE V

                                   DEFINITIONS

         The following terms, as used in this Warrant, have the following respective meanings:

                  "Appraised Fair Market Value" means, as of any date, in respect of shares of Common Stock, the Average Closing Price, if clauses (i),
(ii) or (iii) of the definition of Average Closing Price applies or, if clause
(iv) of such definition obtains, the Fair Market Value per share of Common Stock, as determined by a qualified independent appraiser of national standing having not less than five (5) years' experience in the valuation of securities, the selection of which is mutually agreed by the Holder and the Company. In all cases where Appraised Fair Market Value is determined by an independent appraiser, as aforesaid, one half of such appraiser's fees and expenses shall be paid by each of the Holder and the Company. For the purposes of this definition, the agreement of the Holders of a majority in interest of the Warrants issued as of this date shall be deemed to be approval of all Holders of Warrants issued pursuant to the Securities Purchase Agreement.

                  "Average Closing Price" means, as of any date, (i) if shares of Common Stock are listed on a national securities exchange, the average of the closing sale prices per share therefor on the largest securities exchange on which such shares are traded on the last ten (10) trading days before such date;
(ii) if such shares are listed on The Nasdaq National Market but not on any national securities exchange, the average of the average of the closing bid and asked prices per share therefor on The Nasdaq National Market on the last ten
(10) trading days before such date; (iii) if such shares are not listed on either a national securities exchange or The Nasdaq National Market, the average of the average of the closing bid and asked prices per share therefor in the over the counter market on the last twenty (20) trading days before such date; or (iv) if no such sales prices are available, the Fair Market Value of the Company per share of outstanding Common Stock as of such date.

                  "Business Days" means each day in which banking institutions in Atlanta, Georgia are not required or authorized by law or executive order to close.

                  "Call Date" means the Business Day fixed by the Company upon which this Warrant shall be called in accordance with Article IV.

                  "Call Option" has the meaning set forth in Section 4.1.

                  "Call Price" has the meaning set forth in Section 4.1.

                  "Capital Reorganization" has the meaning set forth in Section 3.4.

                  "Commission" has the meaning set forth in Section 1.4.

                  "Common Share Distribution" has the meaning set forth in
Section 3.3(a).

                  "Common Share Reorganization" has the meaning set forth in
Section 3.2.

                  "Common Stock" has the meaning set forth in the first paragraph of this Warrant.

                  "Company" has the meaning set forth in the first paragraph of this Warrant.

                  "Convertible Securities" has the meaning set forth in Section 3.3(b).

                  "Eligible Holder" means the Holder and any permitted transferee of the Holder pursuant to and in accordance with this Warrant and the Registration Rights Agreement.

                  "Exempt Distribution" means an issuance or other sale by the Company of any shares of its Common Stock:

                           (i)      pursuant to a Common Share Reorganization;

                           (ii)     (a) to the Company's officers or directors
or (b) to the Company's officers, directors or employees pursuant to employee stock option, benefit or incentive plans established for their benefit, whether in existence on the date hereof or approved by the Board of Directors of the Company after the date hereof;

                           (iii)    at a price per share of more than the
greater of (a) the Exercise Price or (b) eighty percent (80%) of the Appraised Fair Market Value, which in the case of an issuance in connection with a merger or acquisition shall be measured on the date of the execution of the definitive documentation with respect to such merger or acquisition;

                           (iv)     upon the conversion or exercise of any
options, warrants or other convertible securities of the Company outstanding on the date hereof; or

                           (v)      to the Holder or any Affiliate thereof.

                  "Exercise Price" means US $4.03 per share of Common Stock, subject to adjustment pursuant to Article III.

                  "Exercise Termination Date" has the meaning set forth in
Section 4.1.

                  "Expiration Date" has the meaning set forth in the first paragraph of this Warrant.

                  "Fair Market Value" means the fair market value of the business, property or assets in question as determined in good faith by the Board of Directors of the Company and unless waived by a majority in interest of the Holders of the Warrants issued as of this date confirmed by an independent nationally recognized financial advisor with expertise in valuing companies of this type, or determined as otherwise specifically provided herein.

                  "Holder" has the meaning set forth in the first paragraph of this Warrant.

                  "Merger Agreement" means that certain Agreement and Plan of Merger dated as of October 31, 2000 by and among MessageClick, Inc., the Company and MCLICK Acquisition Corporation.

                  "NASD" means The National Association of Securities Dealers, Inc.

                  "Notice" has the meaning set forth in Section 4.2.

                  "Options" has the meaning set forth in Section 3.3(b).

                   "Registration Rights Agreement" means the Registration Rights Agreement dated as of November___, 2000 by and among the Company and the initial holders of the Warrants.

                  "Securities Act" means the Securities Act of 1933, as amended, and any successor Federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect from time to time.

                  "Warrant Agency" has the meaning set forth in Section 2.1.

                  "Warrants" means this Warrant and the other Warrants issued pursuant to the Merger Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1. Governing Law. This Warrant shall be governed in all respects by the laws of the State of Georgia, without reference to its conflicts of law principles.

                  6.2. Covenants To Bind Successor and Assigns. All covenants, stipulations, promises and agreements contained in this Warrant by or on behalf of the Company shall bind its successors and assigns, whether or not so expressed.

                  6.3. Entire Agreement. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenant except as specifically set forth herein or therein.

                  6.4. Waivers and Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and the Holders of a majority in interest of the Warrants then outstanding; provided, however, that no such amendment, modification or waiver shall, without the written consent of the Holders of any Warrant, (a) change the number of shares of Common Stock subject to purchase upon exercise of such Warrant, the Exercise Price or provisions for payment thereof or (b) amend, modify or waive the provisions of Section 6.4 or
Article III of such Warrant.

         Any such amendment, modification or waiver effected pursuant to this Section shall be binding upon the Holders of all Warrants and upon the Company, except as provided in the proviso to the last sentence of the preceding paragraph. In the event of any such amendment, modification or waiver the Company shall give prompt notice thereof to all holders of Warrants and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

                  6.5. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by express, registered or certified mail, postage prepaid, return receipt requested, sent by telecopy (with confirmation of transmission received and followed by the posting of a "hard copy" of the notice or communication by first-class U.S. mail), or by courier service guaranteeing overnight delivery with charges prepaid, or otherwise delivered by hand or by messenger, and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered or telecopied to such party at its address set forth below (or at such other address as such party shall specify to the other parties hereto in writing), or, if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at such address.

         In the case of the Holder, such notices and communications shall be addressed to its address as shown on the books maintained by the Warrant Agency, unless the Holder shall notify the Company and the Warrant Agency in writing that notices and communications should be sent to a different address, in which case such notices and communications shall be sent to the address specified by the Holder. In the case of the Company, such notices and communications shall be addressed as follows: Attention: Chief Financial Officer, Verso Technologies, Inc., 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339.

                  6.6. Survival of Agreements; Representations and Warranties, etc. All warranties, representations and covenants made by the Company herein shall be considered to have been relied upon by the Holder and shall survive the issuance and delivery of the Warrant, regardless of any investigation made by the Holder, and shall continue in full force and effect so long as this Warrant is outstanding.

                  6.7. Severability. In case any one or more of the provisions contained in this Warrant shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  6.8. Section Headings. The section headings used herein are for convenience of reference only, do not constitute a part of this Warrant and shall not affect the construction of or be taken into consideration in interpreting this Warrant.

                  6.9. No Rights as Stockholder; No Limitations on Company Action. This Warrant shall not entitle the Holder to any rights as a stockholder of the Company. No provision of this Warrant and no right or option granted or conferred hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers to recapitalize, amend its certificate of incorporation, reorganize, consolidate or merge with or into another corporation or to transfer all or any part of its property or assets, or the exercise of any other of its corporate rights or powers.

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized representative.

                                    VERSO TECHNOLOGIES, INC.



                                    By:
                                       -----------------------------------------
                                       Name: Steven A. Odom
                                       Title: Chief Executive Officer

                                                                         Annex 1

                               SUBSCRIPTION NOTICE

                                                          Dated:
                                                                -----------

                  The undersigned hereby irrevocably elects to exercise the right of purchase evidenced by the attached Warrant for, and to purchase thereunder, __________ shares of Common Stock of Verso Technologies, Inc. as provided for therein. The undersigned tenders herewith payment of the Exercise Price (as defined in the attached Warrant) for such shares in the form of cash, money order, certified or bank cashier's check or wire transfer.

                  Instructions for Registration of Common Stock

                  Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:


Name:
     -------------------------------------------------
       (Please typewrite or print in block letters.)


Address:
        ----------------------------------------------


Denomination:
             -----------------------------------------

                         Representations and Warranties

                  In connection with the exercise of the attached Warrant, the undersigned hereby represents and warrants that:

                  (i) unless registered pursuant to a Registration Rights agreement or otherwise, it recognizes that the shares of Common Stock issuable pursuant to the attached Warrant have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and may not transferred, sold, or offered for sale unless registered pursuant to the Securities Act and all applicable state securities laws or unless an exemption from such registration in available and the Company has received an opinion to that effect from counsel reasonably satisfactory to the Company;

                  (ii) it recognizes that the shares of Common Stock issuable pursuant to the attached Warrant are subject to, and are transferable only upon compliance with, the provisions of the Registration Rights Agreement;

                  (iii) if the undersigned is an individual, the undersigned is an "accredited investor" as that term is defined in Rule 501(a)(5) or (6) of Regulation D promulgated under the Securities Act by reason that the undersigned is an individual (i) having an individual net worth, or a joint net worth with the undersigned's spouse, at the time of the purchase that exceeds $1,000,000, or (ii) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or if the undersigned is a corporation or other entity, the undersigned is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act; and

                  (iv) it is purchasing the shares of Common Stock for investment and not with a view to resale or distribution or any present intention to resell or distribute, except in compliance with the Securities Act and all applicable state securities laws.

                             Issuance of New Warrant

                  If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.


Signature:
          ---------------------------------------------------------------------
          Note: The above signature should correspond exactly with the name on the face of the attached Warrant or with the name of the assignee appearing in the assignment form below.


                               Page 2 of Annex 1

                                                                         Annex 2

                                   Assignment

                  For value received, the undersigned hereby sells, assigns and transfers unto:

Name:
     ------------------------------------------------
         (Please type or print in block letters)


Address:
        ---------------------------------------------

the right to purchase Common Stock (as defined in the attached Warrant) represented by the attached Warrant to the extent of _______________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _______________________________________________________________________
__________________________________________________, attorney-in-fact, to transfer said Warrant on the books of Verso Technologies, Inc., with full power of substitution in the premises.



Dated:
      --------------------


Signature:
          ---------------------------------------------------------------------
          Note: The above signature should correspond exactly with the name on the face of the attached Warrant.

                                                                       EXHIBIT 3

                    FORM OF INVESTOR REPRESENTATION STATEMENT






                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT 4

        MATTERS AS TO WHICH O'SULLIVAN GRAEV & KARABELL, LLP WILL OPINE:





                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT 5


                          REGISTRATION RIGHTS AGREEMENT


         This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of November, 2000, by and among Verso Technologies, Inc., a Minnesota corporation ("PURCHASER"), and each of the stockholders of MessageClick, Inc., a Delaware corporation ("TARGET"), listed on
Schedule 1 hereto (each such person a "Seller" and, collectively, the "Sellers").

         IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1.       RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS

         1.1 CERTAIN DEFINITIONS. Any capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement and Plan of Merger dated as of October 31, 2000 to which PURCHASER and certain other persons are parties relating to the merger of MCLICK Acquisition Corporation, a Delaware corporation and a second-tier wholly-owned subsidiary of PURCHASER, with and into TARGET (the "Merger Agreement"). In addition, the following terms shall have the meanings set forth below:

                  (a) "Holder" shall mean any Seller who holds Registrable Securities and any holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.

                  (b) "Other Stockholders" shall mean persons who, by virtue of agreements with PURCHASER other than this Agreement, are entitled to include their securities in certain registrations hereunder.

                  (c) "Registrable Securities" shall mean shares of PURCHASER Common Stock issued to the Sellers pursuant to Sections 3.1(b) and 3.7 of the Merger Agreement (or otherwise in connection with the Merger contemplated thereby, including, without limitation, such shares issued to satisfy the Bridge Notes) and the shares of PURCHASER Common Stock issuable upon exercise of the Warrants issued to the Sellers pursuant to Section 3.1(b) of the Merger Agreement, provided that a Registrable Security ceases to be a Registrable Security when (i) it is registered under the Securities Act; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect); (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations; or (iv) it is sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

                  (d) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

                  (e) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all federal and state registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for PURCHASER and one counsel selected to represent the Holders, which counsel shall be reasonably satisfactory to PURCHASER, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses, (ii) the compensation of regular employees of PURCHASER, which shall be paid in any event by PURCHASER, and (iii) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof only to the extent that PURCHASER shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.

                  (f) "Restricted Securities" shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.

                  (g) "Rule 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

                  (h) "Rule 145" shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

                  (i)      "SEC" shall mean the Securities and Exchange
Commission.

                  (j) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

         1.2      RESTRICTIONS ON TRANSFER.

                  (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) (A) such Holder shall have notified PURCHASER of the proposed disposition and shall have furnished PURCHASER with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by PURCHASER, such Holder shall have furnished PURCHASER with an opinion of counsel, reasonably satisfactory to PURCHASER, that such disposition will not require registration of such shares under the Securities Act, it being understood that PURCHASER will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                  (b) Notwithstanding the provisions of subparagraphs (i) and (ii) of paragraph (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with their partnership interests, (B) a limited liability company to its members in accordance with their member interests or
(C) to the Holder's family member or a trust for the benefit of an individual Holder or one or more of his family members, provided the transferee will be subject to the terms of this Section 1.2 to the same extent as if it were an original Holder hereunder.

                  (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS PURCHASER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO PURCHASER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (d) PURCHASER shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to PURCHASER) reasonably acceptable to PURCHASER to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.

                  (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by PURCHASER of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to PURCHASER an opinion of counsel reasonably acceptable to PURCHASER to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.

         1.3      PURCHASER REGISTRATION.

                  (a)      Right to Piggyback. If at any time prior to the five
(5) year anniversary of the date hereof PURCHASER shall determine to register any of shares of PURCHASER Common Stock for its own account, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, PURCHASER will:

                           (i) promptly give to each Holder written notice
thereof, which notice briefly describes the Holders' rights under this Section
1.3 (including notice deadlines);

                           (ii)     use its best efforts to include in such
registration (and any related filing or qualification under applicable blue sky laws), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by PURCHASER within ten (10) days after the written notice from PURCHASER described in clause (i) above is mailed or delivered by PURCHASER, provided that such Holders shall have requested for inclusion in such registration at least ten (10%) of the aggregate number of the Registrable Securities which have been issued to the Holders prior to the date of such written request. Such written request may specify all or a part of a Holder's Registrable Securities; and

                           (iii)    keep such registration effective for a
period of one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs.

                  (b) Underwriting. If the registration of which PURCHASER gives notice is for a registered public offering involving an underwriting, PURCHASER shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with PURCHASER and the other holders of securities of PURCHASER with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by PURCHASER.

                  Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises PURCHASER in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. PURCHASER shall so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to PURCHASER for securities being sold for its own account and thereafter as set forth in Section
1.10. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from PURCHASER or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

                  If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, PURCHASER shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.10. hereof.

         1.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 1.3 hereof shall be borne by PURCHASER. All Selling Expenses relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

         1.5 REGISTRATION PROCEDURES. In the case of each registration effected by PURCHASER pursuant to Section 1.3 hereof, PURCHASER will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, PURCHASER will use its best efforts to:

                  (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                  (b) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

                  (c) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, PURCHASER shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of PURCHASER has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of PURCHASER in the circumstances and is not otherwise required under applicable law (including applicable securities laws);

                  (d) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by PURCHASER are then listed or included;

                  (e) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

                  (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         1.6      INDEMNIFICATION.

                  (a) PURCHASER will indemnify each Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by PURCHASER of the Securities Act or any rule or regulation thereunder applicable to PURCHASER or relating to action or inaction required of PURCHASER in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that PURCHASER will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to PURCHASER by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of PURCHASER (which consent shall not be unreasonably withheld).

                  (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify PURCHASER, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of PURCHASER's securities covered by such a registration statement, each person who controls PURCHASER or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse PURCHASER and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to PURCHASER by such Holder and stated to be specifically for use therein; provided, however,
(i) that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and (ii) that in no event shall any indemnity under this Section 1.6(b) exceed the gross proceeds from the offering received by such Holder.

                  (c)      Each party entitled to indemnification under this
Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                  (d)      If the indemnification provided for in this Section
1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         1.7 INFORMATION BY HOLDER. Each Holder of Registrable Securities shall furnish to PURCHASER such information regarding such Holder and the distribution proposed by such Holder as PURCHASER may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

         1.8 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, PURCHASER agrees to use its best efforts to:

                  (a) make and keep adequate public information regarding PURCHASER available as those terms are understood and defined in Rule 144;

                  (b) file with the SEC in a timely manner all reports and other documents required of PURCHASER under the Securities Act and the Exchange Act; and

                  (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by PURCHASER as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of PURCHASER, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

         1.9      DELAY OF REGISTRATION.

                  (a) Notice to Discontinue. Each Holder agrees by acquisition of such securities that, upon receipt of any notice from PURCHASER of any event of the kind described in Section 1.5(c), the Holder will discontinue disposition of Registrable Securities until the Holder receives copies of the supplemented or amended prospectus contemplated by Section 1.5(c). In addition, if PURCHASER requests, the holder will deliver to PURCHASER (at PURCHASER's expense) all copies, other than permanent file copies then in the Holder's possession, of the prospectus covering the Registrable Securities current at the time of receipt of such notice. If PURCHASER gives any such notice, the time period mentioned in Section 1.3(a)(iii) shall be extended by the number of days elapsing between the date of notice and the date that each Holder who has included Registrable Securities in such registration receives the copies of the supplemented or amended prospectus contemplated in Section 1.5(c).

                  (b) Notice by Holders. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, those Holders shall notify PURCHASER, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event, which as to any Holder is (i) to its respective knowledge; (ii) solely within its respective knowledge; and (iii) solely as to matters concerning that Holder, as a result of which the prospectus included in the registration statement, then in effect, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances then existing, not misleading.

         1.10 ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Registrable Securities and other shares of PURCHASER with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares held by such Holders and Other Stockholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and Other Stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated.

2.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE SELLERS

         2.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. PURCHASER represents and warrants to the Sellers as follows:

                  (a) The execution, delivery and performance of this Agreement by PURCHASER have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of PURCHASER, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of PURCHASER.

                  (b) This Agreement has been duly executed and delivered by PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

         2.2 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller (severally and not) represents and warrants to PURCHASER as follows:

                  (a) The execution, delivery and performance of this Agreement by such Sellers will not violate any provision of law, any order of any court or any agency or government, or any provision of any material indenture or agreement or other instrument to which they or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Sellers except as would not reasonably be expected to result in a material adverse effect on such Sellers.

                  (b) This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

3.       MISCELLANEOUS

         3.1 DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 1 hereof.

         3.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         3.3 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by PURCHASER and the Holders of at least fifty-one percent (51%) of the Registrable Securities and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

         3.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of PURCHASER or at such other address as such Holder shall have furnished to PURCHASER in writing, or (b) if to PURCHASER, at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, or at such other address as PURCHASER shall have furnished to each Holder in writing, together with a copy to Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, Attn: Robert C. Hussle, Esq. All such notices and other written communications shall be effective on the date of mailing or delivery.

         3.5 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of PURCHASER under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

         3.6 RIGHTS; SEVERABILITY. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         3.7 INFORMATION CONFIDENTIAL. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless PURCHASER has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

         3.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         3.9 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         3.10 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to New York's choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of New York.

                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.


                                    VERSO TECHNOLOGIES, INC.



                                    By:
                                       ----------------------------------------
                                          Its:
                                              ---------------------------------



                    [Signatures continued on following page]

                                    SELLERS:


                                    -------------------------------------------


                                    -------------------------------------------


                                    -------------------------------------------

                                                                       EXHIBIT 6

               MATTERS AS TO WHICH ROGERS & HARDIN LLP WILL OPINE





                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT 7


                                ESCROW AGREEMENT


         This Escrow Agreement ("Agreement") is made and entered into as of November 22, 2000 by and among VERSO TECHNOLOGIES, INC., a Minnesota corporation ("PURCHASER"), FIRST UNION NATIONAL BANK, a National Banking Association (the "Escrow Agent"), and SFX COMMUNICATIONS L.L.C., a Delaware limited liability company (the "Stockholders' Agent") for and on behalf of the holders (the "Stockholders") of Outstanding TARGET Shares (as that term is defined in that certain Agreement and Plan of Merger dated as of October 31, 2000 (the "Merger Agreement") by and among PURCHASER, MCLICK Acquisition Corporation, a Delaware corporation and a second-tier wholly-owned subsidiary of PURCHASER ("MERGER SUB"), and MessageClick, Inc., a Delaware corporation ("TARGET").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Merger Agreement, PURCHASER will issue to the Stockholders shares of PURCHASER Common Stock and make cash payments to the Stockholders pursuant to the merger (the "Merger") of MERGER SUB with and into TARGET; and

         WHEREAS, pursuant to Article 11 of the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Annex A, the Stockholders have agreed to make available to PURCHASER and certain of its affiliates an escrow fund to compensate such parties for certain damages incurred as permitted therein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

         1. DEFINITIONS. All capitalized terms used herein without definitions shall have the meanings specified in the Merger Agreement.

         2. ESCROW ARRANGEMENTS. Except as otherwise expressly set forth herein, all matters pertaining to the Escrow, the Escrow Fund and the Escrow Shares (each as hereinafter defined) shall be governed by the provisions of
Article 11 of the Merger Agreement; provided, however, that if any express provision of this Agreement conflicts with the provisions of Article 11 of the Merger Agreement, the provisions of Article 11 of the Merger Agreement shall control.

         3. ESTABLISHMENT OF ESCROW. Within five (5) business days of Closing, PURCHASER shall cause its transfer agent to deliver to the Escrow Agent for deposit into escrow (the "Escrow Fund") a certificate representing that certain number of shares of PURCHASER Common Stock (the "Escrow Shares") as required by Section 3.1(f) of the Merger Agreement. The Escrow Agent agrees to establish the Escrow Fund in the manner set forth in Section 11.1 of the Merger Agreement.

         4. MAINTENANCE OF THE ESCROW. The Escrow Agent shall establish a separate account for each Stockholder showing the number of Escrow Shares held in the Escrow for such Stockholder on the basis of the provisions of the Merger Agreement and a list of the Stockholders' ownership of TARGET Capital Stock provided to the Escrow Agent by the Stockholders' Agent, a copy of which is annexed hereto as Annex C. The Escrow Agent shall maintain records showing each Stockholder's Pro-Rata Share of the Escrow Fund and shall adjust each Stockholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Stockholder in the Escrow. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. PURCHASER shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee on behalf of the Stockholders in the respective amounts set forth on Annex C. Notwithstanding the above, upon the determination by PURCHASER that a Stockholder has perfected its dissenter's right of appraisal under applicable Delaware law, PURCHASER shall deliver to the Escrow Agent a revised Annex C that takes into account such determination in calculating the Pro-Rata Share of all other Stockholders, which revised Annex C shall be satisfactory in form and substance to the Stockholders' Agent and which shall replace, in its entirety, the Annex C attached hereto.

         5. ADMINISTRATION OF ESCROW FUND. The Escrow Agent shall administer the Escrow Fund as set forth in Article 11 of the Merger Agreement.

         6. TERM OF ESCROW AGREEMENT. This Agreement shall terminate upon the termination of the Escrow Period, as set forth in Section 11.3 of the Merger Agreement, and the distribution by the Escrow Agent of all property held in the Escrow Fund.

         7. FEES OF THE ESCROW AGENT. The fees of the Escrow Agent, including (i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as Annex B and (ii) all fees and costs associated with the Escrow Agent's administration of Claims, shall be paid by PURCHASER and not out of the Escrow Fund. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services and not out of the Escrow Fund.

         8. LIABILITY OF THE ESCROW AGENT. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any agent's authority. In addition, the Escrow Agent, at the expense of Purchaser, may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

         9. CONTROVERSIES. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow, and the action will be deemed to be solely a dispute between the parties subject to Article 11 of the Merger Agreement.

         10. INDEMNIFICATION OF ESCROW AGENT. PURCHASER and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any arbitration or litigation arising from this Agreement or involving its subject matter, unless such loss, claim, damage, liability or expense shall be caused by the gross negligence or willful misconduct on the part of the Escrow Agent. Nothing contained in this
Section 10 shall impair the rights of the Stockholders and PURCHASER, as between themselves.

         11. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least 30 days written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows:
PURCHASER and the Stockholders' Agent shall use their best efforts to agree on a successor Escrow Agent within 30 days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, then the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of New York, provided that the successor so chosen shall have capital, surplus and undivided profits of at least $200,000,000. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Agreement.

         12.      MISCELLANEOUS.

                  (A) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (B) SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

                  (C) ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Annexes hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and thereof supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

                  (D) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                           (i)      if to PURCHASER, to:

                                    Verso Technologies, Inc.
                                    400 Galleria Parkway
                                    Suite 300
                                    Atlanta, Georgia  30339
                                    Attention: Chief Executive Officer
                                    Facsimile: (678) 589-3750
                                    Telephone: (678) 589-3500

                                    with a copy to:

                                    Rogers & Hardin LLP
                                    2700 International Tower
                                    229 Peachtree Street, N.E.
                                    Atlanta, Georgia  30303

                                    Attention:  Robert C. Hussle, Esq.
                                    Facsimile: (404) 525-2224
                                    Telephone: (404) 522-4700

                           (ii)     if to Escrow Agent, to:

                                    First Union National Bank
                                    1100 First Union Plaza
                                    999 Peachtree Street, N.E.
                                    Attention: Corporate Trust
                                    Facsimile: (404) 827-7335
                                    Telephone: (404) 827-7305

                           (iii)    if to TARGET, to:

                                    MessageClick, Inc.
                                    61 Broadway
                                    New York, New York  10006
                                    Attention: President
                                    Facsimile: (212) 385-6011
                                    Telephone: (212) 385-5351

                                    with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Attention: David I. Karabell, Esq.
                                    Facsimile: (212) 408-2420
                                    Telephone: (212) 408-2400

                           (iv)     if to Stockholders' Agent, to:

                                    SFX Communications L.L.C.
                                    105 Hudson Street
                                    Apartment 6S
                                    New York, New York  10013
                                    Attention: Benjamin Feder
                                    Facsimile: (212) 966-1363
                                    Telephone: (212) 226-2585

                                    with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Attention: David I. Karabell, Esq.

                                    Facsimile: (212) 408-2420
                                    Telephone: (212) 408-2400

                  (E) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

                  (F) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  (G) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  (H) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein and except for the Stockholders, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

                  (I) GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of New York (irrespective of its choice of law principles) shall govern the validity of this agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                  (J) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first set forth above.

                                    VERSO TECHNOLOGIES, INC.


                                    By:
                                       ----------------------------------------
                                    Title:
                                          -------------------------------------


                                    FIRST UNION NATIONAL BANK


                                    By:
                                       ----------------------------------------
                                    Its:
                                        ---------------------------------------


                                    SFX COMMUNICATIONS L.L.C.


                                    By:
                                       ----------------------------------------
                                    Its:
                                        ---------------------------------------

                                     ANNEX A

                                   ARTICLE 11
                           ESCROW AND INDEMNIFICATION


         SECTION 11.1      ESCROW FUND.

         (a) At the Closing, the Escrow Shares shall be registered in the name of (but for the benefit of the TARGET stockholders), and be deposited with, an institution selected by PURCHASER reasonably acceptable to TARGET as escrow agent (the "Escrow Agent"), such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit 7. The Escrow Fund shall be available to compensate PURCHASER pursuant to the indemnification obligations of the TARGET stockholders. In the event PURCHASER issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent (for the benefit of the TARGET Stockholders) and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

         (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 11.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the holders of the Outstanding TARGET Shares based on each such holder's Pro-Rata Share. Each such holder shall have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such holder's Pro-Rata Share so long as such Escrow Shares are held in escrow, and PURCHASER will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the holders of Outstanding TARGET Shares shall retain and shall be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

         SECTION 11.2      INDEMNIFICATION.

         (a) All representations and warranties made by TARGET herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the six (6) month anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

         (b) (i) Subject to the limitations set forth in this Article 11, the holders of Outstanding TARGET Shares shall (severally and not jointly) indemnify and hold harmless PURCHASER and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control PURCHASER or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "PURCHASER Indemnified Person" and collectively as "PURCHASER Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by TARGET in this Agreement, the TARGET Disclosure Letter, any documents or instruments delivered hereto or any exhibit or schedule to this Agreement. The sole recourse of the Indemnified Persons for Damages arising under this Agreement, the TARGET Disclosure Letter, any documents or instruments delivered pursuant hereto and the exhibits and schedules hereto shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Indemnified Persons for any Damages hereunder and thereunder.

                  (ii) Nothing in this Agreement shall limit the liability in amount or otherwise (i) of TARGET for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any TARGET stockholder in connection with any breach by such stockholder of any representation or covenant in the Investor Representation Statement, or Irrevocable Proxy or (iii) of TARGET with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

         (c) No claim for Damages shall be made under Article 11 unless the aggregate of Damages exceeds $75,000 for which claims are made hereunder by the PURCHASER Indemnified Persons, in which case the PURCHASER Indemnified Persons shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 11.2(c) (the "Limitation").

         SECTION 11.3      ESCROW PERIOD: RELEASE FROM ESCROW.

         (a) The Escrow Period shall terminate upon the six (6) month anniversary of the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of PURCHASER, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 11.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

         (b) Within five (5) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the holders of the Outstanding TARGET Shares each such holder's Pro-Rata Share of the Escrow Shares and Additional Escrow Shares (if any), less with respect to each such holder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 11.4) equal to (A) such holder's Pro-Rata Share of any liability delivered to PURCHASER in accordance with Section 11.4 in satisfaction of indemnification claims by Indemnitee and (B) such holder's Pro-Rata Share of any liability subject to delivery to PURCHASER in accordance with Section 11.3(a) with respect to any pending but unresolved indemnification claims of PURCHASER. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B) shall be released to such holders or released to PURCHASER (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the holders of Outstanding TARGET Shares based on each such holder's Pro-Rata Share thereof. PURCHASER will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the shareholders of TARGET. In lieu of any fraction of an Escrow Share to which a TARGET shareholder would otherwise be entitled, such holder will receive from PURCHASER an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Stock Price.

         (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Holder of Outstanding TARGET Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such holder, prior to the delivery to such holder of his Pro-Rata Share of the Escrow Fund by the Escrow Agent as provided herein.

         (d) Subject to the terms of the Escrow Agreement, the Escrow Agent will be granted the power, effective as of the Closing, to effect any transfer of Escrow Shares contemplated by this Agreement. PURCHASER will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

         SECTION 11.4 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of PURCHASER (an "Officer's Certificate") stating that with respect to the indemnification obligations of the holders of Outstanding TARGET Shares set forth in Section 11.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article 11, deliver to PURCHASER out of the Escrow Fund, as promptly as practicable, PURCHASER Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating PURCHASER for its Damages pursuant to this Agreement, the PURCHASER Common Stock in the Escrow Fund shall be valued at the Average Stock Price.

         SECTION 11.5      OBJECTIONS TO CLAIMS.

         (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of PURCHASER Common Stock or other property pursuant to Section 11.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the PURCHASER Common Stock or other property in the Escrow Fund in accordance with Section 11.4 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period.

         (b) In case the Stockholders' Agent shall so object in writing to any claim or claims by PURCHASER made in any Officer's Certificate, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, then the Stockholders' Agent and

PURCHASER shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         SECTION 11.6      RESOLUTION OF CONFLICTS AND ARBITRATION.

         (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 11.5, either PURCHASER or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. PURCHASER and the Stockholders' Agent shall agree on the arbitrator, provided that if PURCHASER and the Stockholders' Agent cannot agree on such arbitrator, either PURCHASER or Stockholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 11 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

         (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 11.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the party seeking indemnification shall be deemed to be the "non-prevailing party" unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

         SECTION 11.7      STOCKHOLDERS' AGENT.

         (a) SFX Communications L.L.C. shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the TARGET shareholders to give and receive notices and communications, to authorize delivery to PURCHASER of the PURCHASER Common Stock or other property from the Escrow Fund in satisfaction of claims by PURCHASER, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to PURCHASER. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for its services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the holders of Outstanding TARGET Shares.

         (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as StockholderS' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The holders of the Outstanding TARGET Shares shall severally indemnify the Stockholders' Agent and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         (c) The Stockholders' Agent shall have reasonable access to information about TARGET and/or TARGET Business and the reasonable assistance of TARGET's and/or TARGET Business's officers and employees for purposes of performing their duties and exercising their rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about TARGET and TARGET Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         SECTION 11.8 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all TARGET stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such TARGET stockholder, and the Escrow Agent and PURCHASER may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such TARGET stockholder. The Escrow Agent and PURCHASER are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         SECTION 11.9 THIRD-PARTY CLAIMS. In the event PURCHASER becomes aware of a third-party claim which PURCHASER believes may result in a demand against the Escrow Fund, PURCHASER shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the TARGET stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of PURCHASER which shall not be unreasonably withheld, conditioned or delayed. PURCHASER shall have the right in its sole discretion to settle any such claim. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 11.5 or any other provision of this Article 11 to the amount of any claim by PURCHASER against the Escrow Fund for indemnity with respect to such settlement.


                                       6